Registration Statement No. 333-217200

Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated September 21, 2018

(To the Prospectus dated April 27, 2017 and
the Prospectus Supplement dated April 27, 2017)

$7,115,000

Senior Medium-Term Notes

Linked to a Quality Yield Basket of Common Stocks,

due September 30, 2020

•	The notes are linked to an equally-weighted basket of shares of 25 common stocks (each, a “Reference Share” and together, the “Basket”) of entities that are not affiliated with us (each, a “Reference Share Issuer”). The Reference Shares were selected in August 2018 by Raymond James & Associates, Inc. (“Raymond James”). See the section below, “Reference Share Selection.”
•	You may lose all or a portion of the principal amount of your notes at maturity.
•	The Reference Shares are: Analog Devices, Inc. (“ADI”); Aflac Incorporated (“AFL”); Best Buy Co., Inc. (“BBY”); BGC Partners, Inc. (“BGCP”); Chemical Financial Corporation (“CHFC”); Comcast Corporation (“CMCSA”); CyrusOne Inc. (“CONE”); Cisco Systems, Inc. (“CSCO”); CVS Health Corporation (“CVS”); Delta Air Lines, Inc. (“DAL”); Delek US Holdings, Inc. (“DK”); Fastenal Company (“FAST”); F.N.B. Corporation (“FNB”).The Home Depot, Inc. (“HD”); Hewlett Packard Enterprise Company (“HPE”); Ladder Capital Corp (“LADR”); Leggett & Platt, Incorporated (“LEG”); Marathon Petroleum Corporation (“MPC”); MSC Industrial Direct Co., Inc. (“MSM”); Old Republic International Corporation (“ORI”); PacWest Bancorp (“PACW”); Plains GP Holdings, L.P. (“PAGP”); Union Pacific Corporation (“UNP”); Walmart Inc. (“WMT”); and Weyerhaeuser Company (“WY”). Each Reference Share has an equal weighting of 1/25th.
•	The notes may pay interest on December 31, 2018, March 29, 2019, June 28, 2019, September 30, 2019, December 31, 2019, March 31, 2020, June 30, 2020 and the maturity date. The amount of any interest to be paid on the notes will not be fixed, and will depend upon the total dividends paid on the Reference Shares during the preceding quarter, as described in more detail below.
•	On the maturity date, the amount that we will pay to you for each $1,000 in principal amount of the notes (the “Redemption Amount”) will depend upon the performance of the Basket over the term of the notes. As described in more detail below, the Redemption Amount will be less than the price to the public set forth below if the “Basket Level Percentage” (as defined below) is not at least approximately 103.52%. We describe in more detail below how the payment at maturity will be determined.
•	All payments on the notes are subject to our credit risk.
•	The notes will not be listed on any securities exchange or quotation system.
•	The CUSIP number of the notes is 06367WCD3.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution—Conflicts of Interest” below.
•	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Investing in the notes involves risks, including those described in the “Additional Risk Factors” section beginning on page PS-6 of this pricing supplement and the “Risk Factors” sections beginning on page S-1 of the prospectus supplement, and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date of this pricing supplement, the estimated initial value of the notes was $959.20 per $1,000 in principal amount. As discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

	Price to Public	Agent’s Commission	Proceeds to Us
Per $1,000 of the Notes	US$1,000.00	US$20.00	US$980.00
Total	US$7,115,000.00	US$142,300.00	US$6,972,700.00

(1)     $20.00 per $1,000 in principal amount per note will be received by Raymond James for its services acting as an agent in connection with the distribution of the notes. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

BMO Capital Markets

Key Terms of the Notes

This section summarizes the terms of the notes, and should be read together with the additional information in this pricing supplement, including the information set forth below under the captions “Additional Risk Factors” and “Description of the Notes.”

Issue Date of the Notes:	September 28, 2018

Issue Price of the Notes:	$1,000 per $1,000 in principal amount of the notes.

Reference Shares:	The 25 Reference Shares set forth on the cover page of this pricing supplement.

Reference Share Selection:	The Reference Shares were selected by Raymond James as described in the section “Reference Share Selection.” Raymond James’ objective was primarily to select securities that have (i) current dividend yields greater than 2% and (ii) a history of positive returns on capital, as discussed further below.

Redemption Amount:

The amount that you will receive at maturity for each $1,000 in principal amount of the notes will depend upon the performance of the Basket. The Redemption Amount will equal the product of (a) $1,000, (b) the Basket Level Percentage, and (c) the Participation Rate.

As discussed in more detail below, the Basket Level Percentage must exceed approximately 103.52% in order for you to receive a Redemption Amount per $1,000 in principal amount of the notes that exceeds the principal amount. In addition, the Redemption Amount could be substantially less than the principal amount of the notes.

Reference Share Weighting:	For each Reference Share, 1/25th.

Reference Share Performance:	The Reference Share Performance will measure the change in value of each Reference Share over the term of the notes. For each Reference Share, the Reference Share Performance will equal (a) the applicable Final Share Price divided by (b) the applicable Initial Share Price, expressed as a percentage. See “Description of the Notes—Payment at Maturity.”

Weighted Reference Share Performance:	For each Reference Share, the product of (a) its Reference Share Performance and (b) the Reference Share Weighting.

Participation Rate:	96.60%. Because the Participation Rate is less than 100%, the Basket Level Percentage must exceed approximately 103.52% in order for you to receive a Redemption Amount per $1,000 in principal amount of the notes that exceeds the principal amount of the notes. In addition, because the Participation Rate is less than 100%, the interest payments you receive on the notes will be less than the applicable Dividend Amounts.

Basket Level Percentage:	The sum of the Weighted Reference Share Performances.
Initial Share Price:	The closing price of the applicable Reference Share on the pricing date, as set forth in the table below.

Reference Share	Ticker	Initial Share Price ($)
Analog Devices, Inc.	ADI	94.56
Aflac Incorporated	AFL	48.04
Best Buy Co., Inc.	BBY	80.64
BGC Partners, Inc.	BGCP	11.65
Chemical Financial Corporation	CHFC	56.61
Comcast Corporation	CMCSA	37.90
CyrusOne Inc.	CONE	68.24
Cisco Systems, Inc.	CSCO	48.56
CVS Health Corporation	CVS	79.59
Delta Air Lines, Inc.	DAL	59.61
Delek US Holdings, Inc.	DK	43.94
Fastenal Company	FAST	58.90
F.N.B. Corporation	FNB	13.33
The Home Depot, Inc.	HD	212.39

PS-2

Hewlett Packard Enterprise Company	HPE	17.02
Ladder Capital Corp	LADR	17.08
Leggett & Platt, Incorporated	LEG	45.65
Marathon Petroleum Corporation	MPC	83.37
MSC Industrial Direct Co., Inc.	MSM	88.62
Old Republic International Corporation	ORI	22.95
PacWest Bancorp	PACW	50.75
Plains GP Holdings, L.P.	PAGP	24.15
Union Pacific Corporation	UNP	164.99
Walmart Inc.	WMT	95.90
Weyerhaeuser Company	WY	33.01

Final Share Price:	For one Reference Share, the closing price on the valuation date.

Pricing Date:	September 21, 2018

Valuation Date:	September 23, 2020

Maturity Date:	September 30, 2020

Interest Payment Dates:	December 31, 2018, March 29, 2019, June 28, 2019, September 30, 2019, December 31, 2019, March 31, 2020, June 30, 2020 and September 30, 2020 (the maturity date).

Interest Calculation Dates:	December 26, 2018, March 26, 2019, June 25, 2019, September 25, 2019, December 26, 2019, March 26, 2020, June 25, 2020 and September 23, 2020 (the valuation date).

Calculation of Interest Payments:	The amount of each interest payment, if any, will depend upon the amount of dividends paid on each Reference Share during the Interest Calculation Period preceding each interest payment date, and will equal, for each $1,000 in principal amount, (a) the sum of the Dividend Amounts for each of the Reference Shares multiplied by (b) the Participation Rate.

Interest Calculation Period:

The first Interest Calculation Period commenced on the pricing date and will end on the first Interest Calculation Date.

Each subsequent Interest Calculation Period will begin on the trading day following an Interest Calculation Date and end on the next Interest Calculation Date. The final Interest Calculation Date will occur on the valuation date.

Dividend Amount:	For each Reference Share, an amount in U.S. dollars equal to (a) $1,000 divided by the applicable Initial Share Price multiplied by (b) the applicable Reference Share Weighting multiplied by (c) 100% of the gross cash distributions (including ordinary and extraordinary dividends) per Reference Share declared by the applicable Reference Share Issuer where the date that the applicable Reference Share has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs during the relevant Interest Calculation Period, determined as described in more detail in the section below, “Description of the Notes—Interest Payments.”

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”)

CUSIP:	06367WCD3

Distribution:	The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the notes to any such investor.

The valuation date for any Reference Share, as well as the maturity date, are subject to postponement if a Market Disruption Event occurs with respect to an applicable Reference Share, as described in the section “Description of the Notes – Market Disruption Events” in this pricing supplement.

PS-3

Hypothetical Payments on the Notes at Maturity

The following hypothetical examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Basket and the related effect on the Redemption Amount. The following hypothetical examples illustrate the payment you would receive on the maturity date if you purchased $1,000 in principal amount of the notes. Numbers appearing in the examples below have been rounded for ease of analysis. The examples below assume a Participation Rate of 96.60%. This table does not reflect any interest that may be paid on the notes.

Basket Level Percentage	Redemption Amount per $1,000 in Principal Amount	Percentage Gain (or Loss) per $1,000 in Principal Amount
140.00%	$1,352.40	35.24%
130.00%	$1,255.80	25.58%
120.00%	$1,159.20	15.92%
110.00%	$1,062.60	6.26%
103.52%(1)	$1,000.00	0.00%
100.00%(2)	$966.00	-3.40%
90.00%	$ 869.40	-13.06%
80.00%	$ 772.80	-22.72%
70.00%	$ 676.20	-32.38%
60.00%	$ 579.60	-42.04%

(1) For you to receive a Redemption Amount greater than the principal amount of the notes, the Basket Level Percentage must be greater than approximately 103.52% due to the effect of the Participation Rate being only 96.60%.

(2) If the Basket Level Percentage is not at least approximately 103.52%, you will lose some or all of the principal amount of the notes.

Please see the sections below, “Additional Risk Factors—General Risks Relating to the Notes—Your investment may result in a loss” and “—The notes will not reflect the full performance of the Reference Shares, which may negatively impact your return on the notes.”

PS-4

Additional Terms of the Notes

You should read this pricing supplement together with the prospectus supplement dated April 27, 2017 and the prospectus dated April 27, 2017. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” in this pricing supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated April 27, 2017: https://www.sec.gov/Archives/edgar/data/927971/000119312517142764/d381374d424b5.htm

•	Prospectus dated April 27, 2017: https://www.sec.gov/Archives/edgar/data/927971/000119312517142728/d254784d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

PS-5

Additional Risk Factors

An investment in the notes involves risks. This section describes significant risks relating to the terms of the notes. The notes are a riskier investment than ordinary debt securities. In addition, the notes are not equivalent to investing directly in the Reference Shares. Before investing in the notes, you should read the following information about these risks, together with the other information contained in or incorporated by reference in the prospectus supplement and prospectus.

General Risks Relating to the Notes

Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. The amount payable on the notes at maturity will depend on the performance of the Reference Shares and the applicable Dividend Amounts and may be less, and possibly significantly less, than your initial investment. If the prices of the Reference Shares decrease, the payment at maturity may be less than the principal amount. In addition, because the Participation Rate is only 96.60%, the Basket Level Percentage must exceed approximately 103.52% in order for you to receive a Redemption Amount that exceeds the principal amount. You may lose all or a substantial portion of the amount that you invested to purchase the notes. You may incur a loss, even if the Basket Level Percentage is positive (but less than approximately 103.52%). Please also see “—The notes will not reflect the full performance of the Reference Shares, which may negatively impact your return on the notes.”

The notes may not pay interest and your return may be lower than the return on a conventional debt security of comparable maturity. There may be no periodic interest payments on the notes, and any such payments may be less than there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The amount of each interest payment, if any, will depend upon the Dividend Amount of each Reference Share during the Interest Calculation Period preceding each interest payment date, as adjusted by the Participation Rate. The yield that you will receive on your notes, which could be negative, may be less than the yield you could earn if you purchased a standard senior debt security of Bank of Montreal with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Owning the notes is not the same as owning the Reference Shares or a security directly linked to the performance of the Reference Shares. The return on your notes will not reflect the return you would realize if you actually owned the Reference Shares or a security directly linked to the performance of the Reference Shares and held that investment for a similar period. Your notes may trade quite differently from the Reference Shares. Changes in the prices and dividend yields of the Reference Shares may not result in comparable changes in the market value of your notes. Even if the prices and dividend yields of the Reference Shares increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the prices and dividend yields of the Reference Shares increase.

Our initial estimated value of the notes is lower than the price to public. Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes exceeds our initial estimated value, because, among other things, costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include the agent’s commission and the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.

Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. Our initial estimated value of the notes as of the pricing date was derived using our internal pricing models. This value is based on market conditions, interest rates, and other relevant factors. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

The terms of the notes were not determined by reference to the credit spreads for our conventional fixed-rate debt. To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

PS-6

Certain costs are likely to adversely affect the value of the notes. Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion the agent’s commission of the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the maturity date could result in a substantial loss to you.

Any increase in the price of one or more Reference Shares may be offset by decreases in the price of one or more other Reference Shares. The price of one or more of the Reference Shares may increase while the price of one or more of the other Reference Shares decreases. Therefore, in determining the value of the Basket at any time, increases in the price of one Reference Share may be moderated, or wholly offset, by decreases in the price of one or more other Reference Shares. You may incur a loss, even if the Basket Level Percentage is positive (but less than 103.52%).

The notes may not have an active trading market. Your notes will not be listed on any securities exchange, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial. If you sell your notes before maturity, you may suffer substantial losses.

The notes will not reflect the full performance of the Reference Shares, which may negatively impact your return on the notes. Because the calculation of the Redemption Amount includes a Participation Rate of less than 100%, the return, if any, on the notes will not reflect the full performance of the Reference Shares. Therefore, the yield to maturity based on the methodology for calculating the Redemption Amount will be less than the yield that would be produced if the Reference Shares were purchased and held for a similar period. The Basket Level Percentage must be at least approximately 103.52% for the Redemption Amount to exceed the principal amount. In addition, because the Participation Rate is less than 100%, the interest payments you receive on the notes will be less than the applicable Dividend Amounts.

The market value of your notes may be influenced by many unpredictable factors. The following factors, many of which are beyond our control, may influence the market value of your notes:

•	the market prices of the Reference Shares;
•	the dividend yields of the Reference Shares;
•	economic, financial, political, military, regulatory, legal and other events that affect the securities markets generally and the U.S. markets in particular, and which may affect the values of the Reference Shares; and
•	interest rates in the market.

These factors may influence the market value of your notes if you sell your notes before maturity. Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes. If you sell your notes prior to maturity, you may receive less than your initial investment.

Payments on the notes are subject to our credit risk, and changes in our credit ratings may adversely affect the market value of the notes. The notes are our senior unsecured debt securities. The payment due on the maturity date and any interest payments are dependent upon our ability to repay our obligations at that time. This will be the case even if the values and dividend yields of the Reference Shares increase as of the interest calculation dates and the valuation date. No assurance can be given as to what our financial condition will be at any time during the term of the notes.

The Final Share Price of each Reference Share may be less than the closing prices of such Reference Share prior to that date. The Final Share Price of each Reference Share will be calculated based on the closing price of that Reference Share on the valuation date. The prices prior to that date will not be used to determine the Redemption Amount. Therefore, no matter how high the prices of the relevant Reference Shares may be during the term of the notes, only the closing price of the Reference Shares on the valuation date will be used to determine the applicable Final Share Price and the Redemption Amount payable to you at maturity.

Correlation among the Reference Shares may affect the value of your notes. The Reference Shares may not represent a diversified portfolio of securities. To the extent that the Reference Shares move in the same direction (i.e., are highly correlated), you will lose some or all of the benefits that would ordinarily attend a diversified portfolio of securities. The Reference Shares may be concentrated in a limited number of industries. An investment in the notes might increase your exposure to fluctuations in any of the sectors represented by the Basket.

PS-7

We will not hold shares of any Reference Share for your benefit. The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of Reference Shares that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any Reference Shares. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You must rely on your own evaluation of the merits of an investment linked to the Reference Shares. In the ordinary course of their business, BMOCM, Raymond James and our respective affiliates may have expressed views on expected movements in any Reference Share, and may do so in the future. These views or reports may be communicated to our clients, Raymond James’ clients, and clients of our respective affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Reference Share may at any time have significantly different views from those of our respective affiliates. For these reasons, you are encouraged to derive information concerning the Reference Shares from multiple sources, and you should not rely solely on views expressed by us or our respective affiliates.

Our trading and other transactions relating to the Reference Shares, futures, options or other derivative products may adversely affect the market value of the notes. As described below under “Use of Proceeds and Hedging,” we or our affiliates may hedge our obligations under the notes by purchasing or selling the Reference Shares, futures or options relating to the Reference Shares, or other derivative instruments with returns linked or related to changes in the performance of the Reference Shares. We may adjust these hedges by, among other things, purchasing or selling those assets at any time. Although they are not expected to do so, any of these hedging activities may adversely affect the prices of the Reference Shares, and therefore, the market value of the notes, and the amount payable at maturity. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the notes decreases.

We, Raymond James, or one or more of our respective affiliates may also engage in trading relating to the Reference Shares on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades. Any of these activities could adversely affect the prices of the Reference Shares and, therefore, the market value of the notes. We, Raymond James, or one or more of our respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Shares. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

Our business activities and the business activities of our affiliates may create conflicts of interest. As noted above, we, Raymond James, or one or more of our respective affiliates expect to engage in trading activities related to the Reference Shares that are not for the account of holders of the notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices of the Reference Shares, could be adverse to the interests of the holders of the notes. We, Raymond James, or one or more of our respective affiliates may, at present or in the future, engage in business with the issuers of the Reference Shares, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes. Moreover, we, Raymond James and our respective affiliates have published, and in the future expect to publish, research reports and other materials with respect to most or even all of the Reference Shares. Our views are modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Even if our affiliates or Raymond James express a negative opinion about one or more of the Reference Shares, or if market conditions change, the composition of the Basket will not change during the term of the notes (except under the limited circumstances described below). Any of these activities by us or one or more of our affiliates may affect the prices of the Reference Shares and, therefore, the market value of the notes.

As calculation agent, BMOCM will have the authority to make determinations that could affect the value of your notes and your payment at maturity. As calculation agent for your notes, BMOCM will have discretion in making various determinations that affect your notes, including determining the Initial Share Prices, the Final Share Prices, the Basket Level Percentage, the Redemption Amount, the amounts of any interest payments on the notes, and whether any market disruption event has occurred. The calculation agent also has discretion in making certain adjustments relating to mergers and certain other corporate transactions that a Reference Share Issuer may undertake. The exercise of this discretion by BMOCM could adversely affect the value of your notes and may present BMOCM, which is our wholly owned subsidiary, with a conflict of interest.

PS-8

The historical performance of the Reference Shares should not be taken as an indication of their future performance. The Final Share Prices of the Reference Shares will determine the Redemption Amount. The historical performance of the Reference Shares does not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the prices of the Reference Shares will rise or fall during the term of the notes. The prices of the Reference Shares will be influenced by complex and interrelated political, economic, financial and other factors.

Holders of the Reference Shares are only entitled to receive those dividends as each issuer’s board of directors may declare out of funds legally available. Although dividends and distributions on one or more of the Reference Shares may have historically been declared by the applicable board of directors, they are not required to do so and may reduce or eliminate those dividends in the future. The Dividend Amount of one or more of the Reference Shares during the term of the notes may be zero. If the dividends paid on the Reference Shares are not significant, any interest payments that you receive on the notes may not be sufficient to provide you with your desired return on the notes.

Significant aspects of the tax treatment of the notes are uncertain. The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement. Although the U.S. federal income tax treatment of the interest payments is uncertain, we intend to take the position that such interest payments constitute taxable ordinary income to a United States holder at the time received or accrued in accordance with the holder’s regular method of accounting.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder of an instrument such as the notes should be required to accrue ordinary income (in addition to the interest payments) on a current basis. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “Supplemental Tax Considerations” in this pricing supplement, the section entitled “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Insurance companies and employee benefit plans should carefully review the legal issues of an investment in the notes. Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of 1986, as amended (the “Code”), including an IRA or Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. These issues are discussed in more detail in the section “Employee Retirement Income Security Act” below.

Risks Relating to the Reference Shares

The inclusion of the Reference Shares in the Basket does not guarantee a positive return on the notes. The Reference Shares were selected by Raymond James in August 2018 as described in this pricing supplement. However, there can be no assurance that any Reference Share, or the Basket in its entirety, will increase in value. The Reference Shares included in the Basket are not a dynamic list; if Raymond James’ opinion of the selection process, or of one or more Reference Shares changes after the list is constituted, that change will not cause the deletion or addition of Reference Shares to the list. The performance of the Reference Shares may be less than the performance of the equities markets generally, and less than the performance of specific sectors of the equity markets, or other securities in which you may choose to invest. As of the date of this document, the Equity Research Department at Raymond James believes that the prices of the Reference Shares have the potential to increase during the term of the notes. However, there can be no assurance that they will in fact do so. Although Raymond James has expressed a positive view as to the Reference Shares prior to the date of this pricing supplement, its views may change significantly during the term of the notes. In addition, any positive views of Raymond James’ research division are separate and apart from the offering of these notes, and does not constitute investment advice. Our offering of the notes does not constitute our recommendation or the recommendation of ours, Raymond James, or our respective affiliates to invest in the notes or in the Reference Shares.

PS-9

Rising interest rates may adversely impact the value of the Reference Shares. The Reference Shares were selected in part due to their historic dividend yields, and potential future dividend yields. A strategy of this type may not be successful. For example, in a rising interest rate environment, dividend paying stocks may perform less well than other types of securities.

You will not have any shareholder rights and will have no right to receive any Reference Shares at maturity. Investing in the notes will not make you a holder of any of the Reference Shares. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions (except to the extent that the Dividend Amounts, as adjusted by the Participation Rate, are reflected in the interest payments on the notes) or any other rights with respect to any of these securities.

Changes that affect a Reference Share may affect the market value of the notes and the amount you will receive at maturity. Changes affecting a Reference Share or a Reference Share Issuer, such as reorganizations or mergers, will be reflected in the price of that Reference Share and therefore could affect the amount payable on your notes at maturity and the market value of the notes prior to maturity. If these events occur, the calculation agent may, for example, adjust the applicable Initial Share Price. See “Description of the Notes—Anti-dilution Adjustments.”

No Reference Share Issuer will have any role or responsibilities with respect to the notes. None of the issuers of the Reference Shares will have authorized or approved the notes, or will be involved in this offering. No such company will have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, including taking any corporate actions that might affect the value of the Reference Shares or the notes. No such company will receive any of the proceeds from any offering of the notes. No Reference Share Issuer or any other company will be responsible for, or participate in, the determination or calculation of the Redemption Amount.

The notes are subject to risks associated with Basket Components that have a limited trading history. The securities of Plains GP Holdings, L.P., Ladder Capital Corp, and Hewlett Package Enterprise Company included in the Basket have been publicly traded only since 2013, 2014, and 2015 respectively. Accordingly, there is only a limited trading history available for these Basket Components upon which you can evaluate their prior performance.

We do not control any Reference Share Issuer and we are not responsible for any disclosure made by any other company. Neither we nor any of our affiliates have the ability to control the actions of any Reference Share Issuer, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by that Reference Share. We are not responsible for any other issuer’s public disclosure of information on itself or any Reference Share, whether contained in U.S. Securities and Exchange Commission (the “SEC”) filings or otherwise. We will not perform any due diligence procedures with respect to the applicable Reference Share Issuers. You should make your own investigation into the Reference Share Issuers.

Industry consolidation and other corporate events may alter the composition of the Basket. If a Reference Share Issuer is acquired in a stock-for-stock transaction, the stock of the acquiring company will assume that Reference Share’s place in the Basket, including if the stock of the acquiring company is already in the Basket. Consequently, any consolidation among issuers of the Reference Shares will result in an increased weighting in the Basket for the surviving company. The effects on the Basket and the Initial Share Prices of the Reference Shares of consolidation transactions and other reorganization events with respect to the Reference Shares are described in “Description of the Notes—Anti-dilution Adjustments.”

You will have limited anti-dilution protection with respect to the Reference Shares. The calculation agent will adjust the Initial Share Price of a Reference Share for stock splits, reverse stock splits, stock dividends and other events that affect the applicable issuer’s capital structure, but only in the situations we describe in “Description of the Notes—Anti-dilution Adjustments” below. The calculation agent will not be required to make an adjustment for every corporate event that may affect a Reference Share. For example, the calculation agent will not make any adjustments for events such as an offering by a Reference Share Issuer of equity securities or a tender or exchange offer for less than all outstanding shares of that issuer by a third party. Those events or other actions by the applicable issuer or a third party may nevertheless adversely affect the price of the Reference Share, and adversely affect the value of your notes.

Risks Relating to the Terms of the Indenture and the Notes

The notes will be subject to risks, including non-payment in full, under Canadian Bank Resolution Powers. Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation (“CDIC”) may, in circumstances where we have ceased, or are about to cease, to be viable, or in certain other circumstances, assume temporary control or ownership of us and may be granted broad powers by one or more orders of the Governor in Council (Canada), each of which we refer to as an “Order,” including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business. As part of the Canadian bank resolution powers, certain provisions of, and regulations under, the Bank Act (Canada) (the “Bank Act”), the CDIC Act and certain other Canadian federal statutes pertaining to banks, which we refer to collectively as the “bail-in regime,” provide for a bank recapitalization regime for banks designated by the Superintendent of Financial Institutions (Canada) (the “Superintendent”) as domestic systemically important banks, which include us.

PS-10

If the CDIC were to take action under the Canadian bank resolution powers with respect to us, this could result in losses to the holders of the notes. As a result, you should consider the risk that you may lose all of your investment, including the principal amount plus any accrued interest, if the CDIC were to take action under the Canadian bank resolution powers, and that any remaining outstanding notes may be of little value at the time of the exercise of these powers and thereafter.

There is no limitation on the type of Order that may be made where it has been determined that we have ceased, or are about to cease, to be viable. As a result, you may be exposed to losses through the use of Canadian bank resolution powers.

The indenture under which the notes will be issued will provide only limited acceleration and enforcement rights for the notes. Our indenture under which the notes will be issued will be amended to provide that acceleration of the notes will only be permitted (a) if we default in the payment of the principal of, or interest on, any of the notes and, in such case, the default continues for a period of 30 business days, or (b) certain bankruptcy, insolvency or reorganization events occur.

PS-11

Description of the Notes

This pricing supplement, the accompanying prospectus supplement, dated April 27, 2017 and the accompanying prospectus dated April 27, 2017 relating to the notes, should be read together. Terms used but not defined in this pricing supplement have the meanings given to them in the accompanying prospectus or accompanying prospectus supplement, unless the context requires otherwise.

The notes will be issued in book-entry form through The Depository Trust Company. Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer—Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes are part of a series of senior debt securities that we may issue from time to time under the senior indenture, dated January 25, 2010, between Bank of Montreal and Wells Fargo Bank, National Association, as trustee, as amended and supplemented. Terms that apply generally to our medium term notes are described in “Description of the Notes We May Offer” in the accompanying prospectus supplement. The terms described in this pricing supplement, supplement those described in the accompanying prospectus and the accompanying prospectus supplement, and, if the terms described here are inconsistent with those described in those documents, the terms described in this pricing supplement are controlling.

Composition of the Basket

The Basket is composed of 25 Reference Shares, which are the securities selected by Raymond James. The Reference Shares will not change over the term of the notes, except in limited circumstances relating to corporate events that may affect the Reference Shares, as described below.

Each Reference Share was assigned a weighting (each, a “Reference Share Weighting”) so that each Reference Share represents a specified portion of the value of the Basket on the pricing date. The Reference Share Weighting of each Reference Share is 1/25th.

Payment at Maturity

The amount that you will receive at maturity for each $1,000 in principal amount of the notes (the “Redemption Amount”) will depend upon the performance of the Basket. The Redemption Amount will equal:

($1,000 × the Basket Level Percentage × the Participation Rate)

Basket Level Percentage. The Basket Level Percentage will equal the sum of the Weighted Reference Share Performances.

Weighted Reference Share Performance. For each Reference Share, the product of (a) its Reference Share Performance and (b) its Reference Share Weighting.

Reference Share Performance. The Reference Share Performance will measure the change in value of each Reference Share over the term of the notes. For each Reference Share, the Reference Share Performance will equal (a) the applicable Final Share Price divided by (b) the applicable Initial Share Price, expressed as a percentage.

Initial Share Price. For each Reference Share, the Initial Share Price is equal to its closing price on the pricing date.

Final Share Price. For each Reference Share, the closing price on the valuation date.

Interest Payments

We may make periodic interest payments on the notes. The amount of each interest payment, if any, will depend upon the amount of dividends paid on each Reference Share during the Interest Calculation Period preceding each interest payment date, and will equal, for each $1,000 in principal amount, (a) the sum of the Dividend Amounts for each of the Reference Shares multiplied by (b) the Participation Rate.

The first Interest Calculation Period commenced on the pricing date and will end on the first Interest Calculation Date. Each subsequent Interest Calculation Period will begin on the trading day following an Interest Calculation Date and end on the next Interest Calculation Date. The final Interest Calculation Date will occur on the valuation date.

PS-12

Interest will be paid on the Interest Payment Dates set forth in “Key Terms of the Notes.” Interest will be payable to holders of record on the third business day before each Interest Payment Date. However, the final interest payment will be paid to the holders entitled to the payment at maturity. If an Interest Payment Date falls on a day other than a business day, interest will be paid on the next succeeding business day, and no additional interest will accrue as a result of that postponement.

Dividend Amount. For each Reference Share, an amount in U.S. dollars equal to (a) $1,000 divided by the applicable Initial Share Price multiplied by (b) the applicable Reference Share Weighting multiplied by (c) 100% of the gross cash distributions (including ordinary and extraordinary dividends and extraordinary dividends where a holder of the Reference Share has the option to receive additional shares or cash in lieu thereof) per Reference Share declared by the applicable Reference Share Issuer where the date that the applicable Reference Share has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs during the relevant Interest Calculation Period, as determined by the calculation agent.

If any Dividend Amount announced and/or declared by the relevant Reference Share Issuer is not paid as so announced or declared, or is paid in a smaller amount, the calculation agent shall make such adjustments to the interest payments as shall be necessary to reflect the actual amount received by holders of the Reference Shares.

Valuation Date

The valuation date will be September 23, 2020, unless that date is not a trading day as to any Reference Share, in which case the valuation date will be postponed as to that Reference Share to the next trading day. If the calculation agent determines that a market disruption event occurs or is continuing on the valuation date, the Final Share Price of the applicable Reference Share or Reference Shares will be determined according to the calculation in “—Consequences of Market Disruption Events” below.

Maturity Date

The maturity date will be September 30, 2020, unless that date is not a business day, in which case the maturity date will be the next following business day. The maturity date will be postponed by the same number of business days as the valuation date may be postponed, as provided in the prior paragraph, and no interest will be payable as a result of any such postponement.

Certain Definitions

Business Day. A day of the week other than Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City, Toronto, or Montreal.

Trading Day. As to any Reference Share, any day, as determined by the calculation agent, on which trading is generally conducted on the relevant primary U.S. exchange for that Reference Share.

Closing Price. The closing price for any Reference Share on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share basis:

•	on the principal national securities exchange on which that Reference Share is listed for trading on that day, or

•	if that Reference Share is not listed on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of that Reference Share.

If that Reference Share is not listed or traded as described above, then the closing price for that Reference Share on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need to exceed three and may include the calculation agent, Raymond James, or any of their respective affiliates.

Consequences of Market Disruption Events

If a market disruption event with respect to any of the Reference Shares occurs or is continuing on the valuation date, the price of any affected Reference Share for that date will be based upon its price on the next scheduled trading day on which no market disruption event occurs. In no event, however, will the valuation date be postponed by more than ten trading days. As a result, if a market disruption event occurs or is continuing on the valuation date, the determination of the Final Share Price could also be postponed, although not by more than ten trading days. If the scheduled valuation date is postponed, the maturity date shall be postponed by the same number of business days.

PS-13

If the valuation date is postponed to the tenth scheduled trading day thereafter, and a market disruption event occurs on that day, then the calculation agent shall determine the value of the applicable Reference Share on that day based upon its good faith estimate, made in its sole discretion, of the value that would have been applicable in the absence of the market disruption event.

Any of the following will be a “market disruption event” as to any Reference Share:

•	a suspension, absence or limitation of trading in (i) that security in its primary market, as determined by the calculation agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the calculation agent;

•	any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the security in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that security in its primary market;

•	the closure on any day of the primary market for that security on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•	any scheduled trading day on which (i) the primary market for that security or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or

•	any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

Anti-dilution Adjustments

The calculation agent will adjust the Initial Share Price for any Reference Share if any of the dilution events described below occurs with respect to that Reference Share.

The calculation agent will adjust the Initial Share Price for any Reference Share as described below, but only if an event described below under this “—Anti-dilution Adjustments” section occurs with respect to that Reference Share and only if the relevant event occurs during the period described under the applicable subsection. The Initial Share Price for each Reference Share will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect that Reference Share.

If more than one anti-dilution event requiring adjustment occurs with respect to the Initial Share Price for any Reference Share, the calculation agent will adjust the Initial Share Price of that Reference Share for each event, sequentially, in the order in which the events occur, and on a cumulative basis. As a result, having adjusted the Initial Share Price for a Reference Share for the first event, the calculation agent will adjust the Initial Share Price for that same Reference Share for the second event, applying the required adjustment to the Initial Share Price as already adjusted for the first event, and so on for each event. If an event requiring an anti-dilution adjustment occurs, the calculation agent will make the adjustment in an attempt to offset, to the extent practical, any change in the economic position of the holder and us, relative to the notes, that results solely from that event. The calculation agent may also adjust the Initial Share Price, the Final Share Price or the Dividend Amount of the applicable Reference Share in order to ensure an appropriate result. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments set forth in this section as necessary to ensure an equitable result.

Stock Splits and Stock Dividends

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock split or stock dividend.

PS-14

If a Reference Share is subject to a stock split or receives a stock dividend, then the calculation agent will adjust its Initial Share Price by dividing the prior Initial Share Price — that is, the Initial Share Price before the stock split or stock dividend — by an amount equal to: (1) the number of shares of the applicable Reference Share outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of the applicable Reference Share outstanding immediately before the stock split or stock dividend becomes effective. The Initial Share Price for a Reference Share will not be adjusted, however, unless:

•	in the case of a stock split, the first day on which that Reference Share trades without the right to receive the stock split occurs after the pricing date and on or before the valuation date; or

•	in the case of a stock dividend, the ex-dividend date occurs after the pricing date and on or before the valuation date.

The ex-dividend date for any dividend or other distribution with respect to a Reference Share is the first day on which that Reference Share trades without the right to receive that dividend or other distribution.

If the holder of a Reference Share is entitled to choose additional shares of stock or a cash payment in lieu of such shares, the dividend in question will be deemed to be made in cash for purposes of this section.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If a Reference Share is subject to a reverse stock split, then the calculation agent will adjust its Initial Share Price by multiplying the prior Initial Share Price by an amount equal to: (a) the number of shares of that Reference Share outstanding immediately before the reverse stock split becomes effective; divided by (b) the number of shares of that Reference Share outstanding immediately after the reverse stock split becomes effective. The Initial Share Price of a Reference Share will not be adjusted, however, unless the reverse stock split becomes effective after the pricing date and on or before the valuation date.

Transferable Rights and Warrants

If the Reference Share Issuer issues transferable rights or warrants to all holders of that Reference Share to subscribe for or purchase that Reference Share at an exercise price per share that is less than the closing price of the Reference Share on the business day before the ex-dividend date for the issuance, then the applicable Initial Share Price will be adjusted in such manner as the calculation agent reasonably determines to be necessary in order to reflect the economic impact of such transaction.

The Initial Share Price will not be adjusted, however, unless the ex-dividend date described above occurs after the pricing date and on or before the valuation date.

Reorganization Events

If a Reference Share Issuer undergoes a reorganization event in which property other than the applicable Reference Share — e.g., cash and securities of another issuer — is distributed in respect of that Reference Share, then, for purposes of calculating its Reference Share Performance, the calculation agent will determine the closing price of that Reference Share on the valuation date to equal the value of the cash, securities and other property distributed in respect of one share of that Reference Share.

If the calculation agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the calculation agent will, in its sole discretion, make such other adjustments as it deems to be necessary, or may substitute another stock for that Reference Share.

Each of the following is a reorganization event with respect to a Reference Share:

•	the Reference Share is reclassified or changed;

•	the Reference Share Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

•	a statutory share exchange involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;

PS-15

•	the Reference Share Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•	the Reference Share Issuer effects a spin-off — that is, issues to all holders of that Reference Share equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the Reference Share Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

•	another entity completes a tender or exchange offer for all of the outstanding stock of the Reference Share Issuer.

Valuation of Distribution Property

If a reorganization event occurs with respect to a Reference Share, and the calculation agent does not substitute another stock for that Reference Share as described in “—Substitution” below, then the calculation agent will determine the applicable closing price on the valuation date so as to equal the value of the property — whether it be cash, securities or other property — distributed in the reorganization event in respect of one share of that Reference Share, as that Reference Share existed before the date of the reorganization. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below. The calculation agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the pricing date and on or before the valuation date.

For the purpose of making a determination required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the relevant date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of a Reference Share may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the closing price of a Reference Share on the valuation date to equal the value of the distribution property distributed in the event, as described above, the calculation agent will make further determinations for later events that affect the distribution property considered in determining the closing price. The calculation agent will do so to the same extent that it would make determinations if that Reference Share were outstanding and were affected by the same kinds of events.

For example, if a Reference Share Issuer merges into another company and each share of that Reference Share is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on the valuation date the closing price of that Reference Share will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash. The calculation agent will further determine the common share component of that closing price to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this “—Anti-dilution Adjustments” section or as described above in the “—Reorganization Events” subsection as if the common shares were that Reference Share. In that event, the cash component will not be redetermined but will continue to be a component of the closing price.

When we refer to “distribution property,” we mean the cash, securities and other property distributed in a reorganization event in respect of a Reference Share. If an adjustment resulting from a prior reorganization had occurred, the “distribution property” will mean the cash, securities and other property distributed in respect of any securities whose value determines the closing price of the Reference Share on the valuation date. In the case of a spin-off, the distribution property also includes the Reference Share in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the Reference Share as described above. Consequently, in this pricing supplement, when we refer to a Reference Share, we mean any distribution property that is distributed in a reorganization event in respect of that Reference Share. Similarly, when we refer to a Reference Share Issuer, we mean any successor entity in a reorganization event.

Substitution

If the calculation agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to the applicable Reference Share upon becoming subject to a reorganization event, then the calculation agent will, in its sole discretion, substitute another stock for that Reference Share. In such case, the adjustments described above under “—Valuation of Distribution Property” will not apply.

PS-16

If the calculation agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange as a substitute for that Reference Share. For all purposes, the substitute stock will be deemed to be that Reference Share for all purposes of the notes. The calculation agent will determine, in its sole discretion, the Initial Share Price, the Dividend Amount and/or the manner of valuation of the substitute stock. The calculation agent will have the right to make such adjustments to the calculation of the applicable Reference Share Performance and Dividend Amount as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

Other Events and Adjustments

The calculation agent may make such adjustments to the terms of the notes with respect to any of the events described above, as it deems in its discretion is necessary to ensure an equitable result, for example, if an event of the type described in this section occurs on the pricing date or on the valuation date.

Events of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount of cash equal to the amount payable as described under the caption “—Payment at Maturity,” calculated as if the date of acceleration were the valuation date. The Dividend Amount for each Reference Share will only include dividends declared and paid through that date.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Role of the Calculation Agent

The calculation agent will make all determinations regarding the prices of the Reference Shares, the Redemption Amount, the Dividend Amounts of the Reference Shares, trading days, business days, market disruption events, any required anti-dilution adjustments, the default amount, and the amounts payable on your notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or calculations by the calculation agent.

Our subsidiary, BMOCM, is expected to serve as the calculation agent for the notes. We may change the calculation agent for your notes at any time after the date of this pricing supplement without notice and BMOCM may resign as calculation agent at any time upon 60 days written notice to us.

Listing

Your notes will not be listed on any securities exchange.

Additional Information About the Notes, the Indenture and Canadian Bank Resolution Powers

Events of Default

Under the indenture, as it will be amended prior to the issue date of the notes, the term “event of default” means only any of the following:

•	we default in the payment of the principal of, or interest on, any of the notes and, in each case, the default continues for a period of 30 business days; or

•	certain bankruptcy, insolvency or reorganization events occur.

PS-17

Canadian Bank Resolution Powers

General

Under Canadian bank resolution powers, the CDIC may, in circumstances where we have ceased, or are about to cease, to be viable, or in certain other circumstances, assume temporary control or ownership of us and may be granted broad powers by one or more Orders, including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business. As part of the Canadian bank resolution powers, certain provisions of, and regulations under, the Bank Act, the CDIC Act and certain other Canadian federal statutes pertaining to banks, which we refer to collectively as the “bail-in regime,” provide for a bank recapitalization regime for banks designated by the Superintendent as D-SIBs, which include us.

The expressed objectives of the bail-in regime include reducing government and taxpayer exposure in the unlikely event of a failure of a D-SIB, reducing the likelihood of such a failure by increasing market discipline and reinforcing that bank shareholders and creditors are responsible for the D-SIBs’ risks and not taxpayers, and preserving financial stability by empowering the CDIC to quickly restore a failed D-SIB to viability and allow it to remain open and operating, even where the D-SIB has experienced severe losses.

Under the CDIC Act, in circumstances where the Superintendent is of the opinion that (a) we have ceased, or are about to cease, to be viable and viability cannot be restored or preserved by exercise of the Superintendent’s powers under the Bank Act, or (b) circumstances exist in respect of us that would allow the Superintendent to take control of us and if such control were taken, grounds would exist for the making of a winding-up order in respect of us, the Superintendent, after providing us with a reasonable opportunity to make representations, is required to provide a report to CDIC. Following receipt of the Superintendent’s report, CDIC may request the Minister of Finance for Canada (the “Minister of Finance”) to recommend that the Governor in Council (Canada) make an Order and, if the Minister of Finance is of the opinion that it is in the public interest to do so, the Minister of Finance may recommend that the Governor in Council (Canada) make, and on that recommendation, the Governor in Council (Canada) may make, one or more of the following Orders:

•	vesting in CDIC, our shares and subordinated debt specified in the Order, which we refer to as a “vesting order”;

•	appointing CDIC as receiver in respect of us, which we refer to as a “receivership order”;

•	if a receivership order has been made, directing the Minister of Finance to incorporate a federal institution designated in the Order as a bridge institution wholly owned by the CDIC and specifying the date and time as of which our deposit liabilities are assumed, which we refer to as a “bridge bank order”; or

•	if a vesting order or receivership order has been made, directing CDIC to carry out a conversion, by converting or causing us to convert, in whole or in part – by means of a transaction or series of transactions and in one or more steps – our shares and liabilities that are subject to the bail-in regime into our common shares or common shares of any of our affiliates, which we refer to as a “conversion order”.

Following a vesting order or receivership Order, CDIC will assume temporary control or ownership of us and will be granted broad powers under that Order, including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business.

Under a bridge bank order, CDIC has the power to transfer our insured deposit liabilities or certain of our assets and other liabilities to a bridge institution. Upon the exercise of that power, any of our assets and liabilities that are not transferred to the bridge institution would remain with us, which would then be wound up. In such a scenario, any liabilities of ours, including any outstanding notes (whether or not such notes are bail-inable notes) that are not assumed by the bridge institution could receive only partial or no repayment in our ensuing wind-up.

The notes offered hereby are not bail-inable notes.

PS-18

REFERENCE SHARE SELECTION

The Equity Research Department at Raymond James & Associates, Inc. regularly publishes research regarding securities that are publicly traded in the U.S. The Basket is composed of publicly traded common stocks selected by Raymond James in August 2018. Raymond James’ objective was to select common stocks that it had rated “strong buy” or “outperform” which, as of the time they were selected, have (i) current dividend yields greater than 2% and (ii) a positive return on capital for at least two out of the last three years. The Basket also was designed to represent diversified industry sectors.

The components of the Basket were selected by Raymond James based on the above-mentioned criteria, which criteria involve some judgment. Different parties or persons could have different views as to which equity securities would meet the objectives outlined above. The use of solely objective criteria could also result in the selection of different Reference Shares. Neither we nor our affiliates take any responsibility for the selection of the Basket or the identity of the Reference Shares or otherwise endorses such stocks, and none of such entities (or Raymond James) makes any representation as to the performance of any Reference Share or the Basket.

There are a number of risks that affect each of the companies the securities of which comprise the Basket, including industry specific risks, risks relating to major competitors or new product expectations, unforeseen developments with respect to the management, financial condition or accounting policies or practices of such company, and external factors that could affect the U.S. economy, interest rates, the U.S. dollar or particular segments of the economy. Any of these changes may have an adverse effect on the company, the performance of its stock, investor confidence in the stock and the company’s business prospects. Please see “Additional Risk Factors— Risks Relating to the Reference Shares—The inclusion of the Reference Shares in the Basket does not guarantee a positive return on the notes” in this pricing supplement.

Additional information regarding Raymond James research analyst ratings is available at http://www.raymondjames.com/rsch_how.htm. Information on that website is not included or incorporated by reference in this pricing supplement. A rating is subject to downward revision at any time, and a broker-dealer may cease to cover a particular security at any time, including during the term of the notes.

The information in this section has been provided by Raymond James.

PS-19

Description of the Reference Shares

Companies with securities registered under the Exchange Act are required to file periodically financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected or copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information provided to or filed with the SEC by each Reference Share Issuer under the Exchange Act can be located through the SEC’s website at http://www.sec.gov.

This pricing supplement relates only to the notes offered hereby and does not relate to any Reference Shares or other securities of any Reference Share Issuer. We derived all disclosures in this pricing supplement regarding the Reference Share Issuers from publicly available documents described in the preceding paragraph. In connection with the offering of the notes, none of us, Raymond James, or our respective affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any Reference Share Issuer. None of us, Raymond James, or any of our respective affiliates makes any representation that such publicly available documents or any other publicly available information regarding any Reference Share Issuer is current, accurate or complete. None of such documents shall be deemed to be incorporated by reference into this pricing supplement.

The composition of the Basket and the identity of the Reference Shares were selected by Raymond James. Neither we nor our affiliates take any responsibility for the selection of the Basket and the identity of the Reference Shares or otherwise endorses those stocks and none of those entities makes any representation as to the performance of any Reference Share or the Basket.

License Agreement

We have entered into a license agreement with Raymond James, under which we have obtained the right to use the stocks discussed herein in connection with our issuance of the notes. Under the license agreement, we have agreed to pay Raymond James a fee of up to 0.87% of the principal amount of the notes.

The license agreement requires this section to state as follows:

Solely by participating in this offering, Raymond James makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Basket to track general or industry-specific stock market performance. Raymond James and its third party licensors have no obligation to take the needs of Bank of Montreal or the owners of the notes into consideration in determining, composing or calculating the Basket. BMOCM is calculation agent for the notes and will have discretion in making various determinations that affect the notes and Raymond James is not responsible for any such calculations or determinations. Raymond James has no obligation or liability in connection with the administration or trading of the notes.

Raymond James has licensed certain of its trademarks to us.

The mark “RAYMOND JAMES” is a trademark of Raymond James & Associates, Inc. and/or its affiliates, and has been licensed for our use.

PS-20

THE REFERENCE SHARES

Analog Devices, Inc.

Analog Devices, Inc. designs, manufactures, and markets integrated circuits used in analog and digital signal processing. The company's products are used in communications, computer, industrial, instrumentation, military, aerospace, automotive, and consumer electronics applications. Its common stock trades on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “ADI.”

Historical Information of the Common Stock of Analog Devices, Inc.

The following table sets forth the high and low closing prices of this Reference Share from April 2, 2012 (the date this Reference Share began trading) through the pricing date.

		High ($)	Low ($)
2012	Second Quarter	39.90	35.09
	Third Quarter	41.68	35.83
	Fourth Quarter	42.37	37.96

2013	First Quarter	47.01	42.02
	Second Quarter	47.02	42.34
	Third Quarter	49.94	45.31
	Fourth Quarter	50.93	45.69

2014	First Quarter	53.61	47.26
	Second Quarter	55.79	50.74
	Third Quarter	54.83	48.87
	Fourth Quarter	57.49	43.10

2015	First Quarter	64.81	52.11
	Second Quarter	68.75	61.64
	Third Quarter	64.57	50.61
	Fourth Quarter	63.62	54.94

2016	First Quarter	59.19	48.84
	Second Quarter	59.80	52.55
	Third Quarter	65.27	55.36
	Fourth Quarter	74.53	60.71

2017	First Quarter	83.85	71.32
	Second Quarter	85.76	75.51
	Third Quarter	86.17	76.11
	Fourth Quarter	93.07	84.79

2018	First Quarter	97.24	82.68
	Second Quarter	102.10	87.35
	Third Quarter (through the pricing date)	100.42	91.02

PS-21

Aflac Incorporated

Aflac, Inc., through its subsidiaries, provides supplemental insurance to individuals in the United States and Japan. The company’s products include accident and disability, cancer expense, short-term disability, sickness and hospital indemnity, hospital intensive care, and fixed-benefit dental plans. Its common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “AFL.”

Historical Information of the Common Stock of Aflac Incorporated

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	32.78	29.36
	Second Quarter	34.11	31.40
	Third Quarter	32.13	25.63
	Fourth Quarter	29.01	15.19

2009	First Quarter	23.14	5.75
	Second Quarter	18.83	9.38
	Third Quarter	21.51	14.33
	Fourth Quarter	23.57	20.29

2010	First Quarter	27.41	22.98
	Second Quarter	28.28	20.24
	Third Quarter	26.81	21.56
	Fourth Quarter	28.93	25.73

2011	First Quarter	29.64	25.23
	Second Quarter	28.50	22.15
	Third Quarter	23.72	15.73
	Fourth Quarter	23.39	16.79

2012	First Quarter	24.99	21.59
	Second Quarter	23.21	19.23
	Third Quarter	24.83	20.65
	Fourth Quarter	27.35	23.77

2013	First Quarter	27.04	24.33
	Second Quarter	29.10	24.45
	Third Quarter	31.77	28.30
	Fourth Quarter	33.74	31.08

2014	First Quarter	33.08	30.36
	Second Quarter	32.01	30.42
	Third Quarter	31.97	28.93
	Fourth Quarter	31.00	27.90

2015	First Quarter	32.10	28.54
	Second Quarter	32.36	30.72
	Third Quarter	32.46	27.62
	Fourth Quarter	33.00	28.98

2016	First Quarter	31.87	27.78
	Second Quarter	36.08	31.50
	Third Quarter	37.14	35.67
	Fourth Quarter	36.63	34.15

2017	First Quarter	36.49	33.57
	Second Quarter	39.63	36.10
	Third Quarter	42.13	38.56
	Fourth Quarter	44.63	40.99

2018	First Quarter	45.85	41.63
	Second Quarter	45.89	42.97
	Third Quarter (through the pricing date)	48.04	42.48

PS-22

Best Buy Co., Inc.

Best Buy Co., Inc. retails consumer electronics, home office products, entertainment software, appliances, and related services through its retail stores, as well as its website. The company also retails pre-recorded home entertainment products through retail stores. Its common stock trades on the NYSE under the symbol “BBY.”

Historical Information of the Common Stock of Best Buy Co., Inc.

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	51.22	39.43
	Second Quarter	47.52	39.60
	Third Quarter	46.93	36.58
	Fourth Quarter	36.52	17.42

2009	First Quarter	38.04	24.71
	Second Quarter	41.09	32.97
	Third Quarter	41.14	31.35
	Fourth Quarter	45.37	36.41

2010	First Quarter	43.16	35.40
	Second Quarter	48.58	33.86
	Third Quarter	40.83	31.39
	Fourth Quarter	44.86	33.46

2011	First Quarter	35.91	28.72
	Second Quarter	32.48	28.15
	Third Quarter	32.28	23.30
	Fourth Quarter	28.37	22.12

2012	First Quarter	27.51	23.23
	Second Quarter	23.64	18.02
	Third Quarter	22.20	16.93
	Fourth Quarter	18.40	11.29

2013	First Quarter	23.20	11.59
	Second Quarter	28.06	21.64
	Third Quarter	39.10	28.47
	Fourth Quarter	44.33	35.67

2014	First Quarter	40.68	22.72
	Second Quarter	31.04	24.12
	Third Quarter	34.96	29.03
	Fourth Quarter	39.69	29.72

2015	First Quarter	41.77	34.04
	Second Quarter	38.71	32.61
	Third Quarter	38.96	29.27
	Fourth Quarter	37.78	29.04

2016	First Quarter	34.36	25.87
	Second Quarter	33.48	29.17
	Third Quarter	39.51	30.36
	Fourth Quarter	49.31	37.89

2017	First Quarter	49.15	42.14
	Second Quarter	61.25	47.97
	Third Quarter	62.47	52.59
	Fourth Quarter	68.47	54.65

2018	First Quarter	78.06	66.68
	Second Quarter	78.78	68.18
	Third Quarter (through the pricing date)	82.60	73.63

PS-23

BGC Partners, Inc.

BGC Partners, Inc. is a brokerage company servicing the financial and real estate markets. The company provides inter-dealer broker, trade execution, and commercial real estate services. Its common stock trades on the Nasdaq under the symbol “BGCP.”

Historical Information of the Common Stock of BGC Partners, Inc.

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	12.47	11.21
	Second Quarter	12.08	7.26
	Third Quarter	7.44	3.59
	Fourth Quarter	4.36	2.43

2009	First Quarter	3.24	1.40
	Second Quarter	4.08	2.18
	Third Quarter	4.74	3.78
	Fourth Quarter	5.66	4.13

2010	First Quarter	6.37	3.73
	Second Quarter	6.96	5.11
	Third Quarter	5.97	4.79
	Fourth Quarter	8.68	6.02

2011	First Quarter	9.92	7.82
	Second Quarter	9.65	7.36
	Third Quarter	8.43	5.92
	Fourth Quarter	7.14	5.43

2012	First Quarter	7.97	6.05
	Second Quarter	7.50	5.76
	Third Quarter	6.19	4.40
	Fourth Quarter	5.11	3.18

2013	First Quarter	4.69	3.47
	Second Quarter	5.91	3.85
	Third Quarter	6.47	5.53
	Fourth Quarter	6.09	5.13

2014	First Quarter	7.26	6.03
	Second Quarter	7.62	6.64
	Third Quarter	7.99	7.16
	Fourth Quarter	9.43	7.16

2015	First Quarter	9.55	7.83
	Second Quarter	10.24	8.40
	Third Quarter	9.91	8.18
	Fourth Quarter	9.83	8.05

2016	First Quarter	9.52	8.41
	Second Quarter	9.44	8.38
	Third Quarter	9.23	8.29
	Fourth Quarter	10.34	8.37

2017	First Quarter	11.79	10.43
	Second Quarter	12.64	10.72
	Third Quarter	14.47	12.46
	Fourth Quarter	16.75	14.81

2018	First Quarter	15.13	13.01
	Second Quarter	13.89	11.09
	Third Quarter (through the pricing date)	12.49	10.58

PS-24

Chemical Financial Corporation

Chemical Financial Corporation is a multi-bank holding company. The banks offer commercial banking and fiduciary services, including accepting deposits, business and personal checking accounts, commercial lending, and consumer financing. The company operates in the lower peninsula of Michigan. Its common stock trades on the Nasdaq under the symbol “CHFC.”

Historical Information of the Common Stock of Chemical Financial Corporation

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	27.68	20.40
	Second Quarter	25.30	19.98
	Third Quarter	38.00	20.07
	Fourth Quarter	31.20	20.39

2009	First Quarter	28.16	15.50
	Second Quarter	23.85	18.31
	Third Quarter	22.65	18.68
	Fourth Quarter	24.03	21.06

2010	First Quarter	24.74	20.02
	Second Quarter	25.00	21.36
	Third Quarter	22.92	18.91
	Fourth Quarter	22.96	19.91

2011	First Quarter	23.02	19.43
	Second Quarter	20.47	18.10
	Third Quarter	19.27	14.80
	Fourth Quarter	21.78	14.70

2012	First Quarter	24.19	21.18
	Second Quarter	23.76	19.31
	Third Quarter	24.66	21.54
	Fourth Quarter	24.96	20.76

2013	First Quarter	26.49	23.76
	Second Quarter	26.57	23.74
	Third Quarter	31.03	26.62
	Fourth Quarter	32.37	27.00

2014	First Quarter	32.96	28.14
	Second Quarter	33.15	27.41
	Third Quarter	28.77	26.89
	Fourth Quarter	30.94	26.32

2015	First Quarter	31.36	28.35
	Second Quarter	34.20	30.06
	Third Quarter	34.28	30.32
	Fourth Quarter	37.05	31.67

2016	First Quarter	36.22	29.70
	Second Quarter	39.92	34.66
	Third Quarter	46.72	36.02
	Fourth Quarter	55.44	41.23

2017	First Quarter	54.81	48.42
	Second Quarter	50.71	44.97
	Third Quarter	52.26	44.06
	Fourth Quarter	57.41	51.41

2018	First Quarter	59.18	52.62
	Second Quarter	58.98	53.43
	Third Quarter (through the pricing date)	58.55	54.52

PS-25

Comcast Corporation

Comcast Corporation provides media and television broadcasting services. The company offers video streaming, television programming, high-speed Internet, cable television, and communication services. Its common stock trades on the Nasdaq under the symbol “CMCSA.”

Historical Information of the Common Stock of Comcast Corporation

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	10.27	8.31
	Second Quarter	11.36	9.31
	Third Quarter	11.14	9.01
	Fourth Quarter	9.68	6.54

2009	First Quarter	9.00	5.61
	Second Quarter	8.35	6.77
	Third Quarter	8.78	6.63
	Fourth Quarter	8.82	7.03

2010	First Quarter	9.41	7.61
	Second Quarter	10.20	8.39
	Third Quarter	9.78	8.50
	Fourth Quarter	11.13	8.83

2011	First Quarter	12.89	11.19
	Second Quarter	13.34	11.72
	Third Quarter	12.99	9.89
	Fourth Quarter	12.41	10.18

2012	First Quarter	15.18	12.27
	Second Quarter	15.99	14.14
	Third Quarter	18.21	15.55
	Fourth Quarter	19.06	17.57

2013	First Quarter	21.01	18.95
	Second Quarter	21.86	19.45
	Third Quarter	22.92	20.33
	Fourth Quarter	25.98	22.17

2014	First Quarter	27.62	24.55
	Second Quarter	27.05	23.98
	Third Quarter	28.62	26.34
	Fourth Quarter	29.44	24.80

2015	First Quarter	30.29	26.57
	Second Quarter	30.64	28.14
	Third Quarter	32.25	26.93
	Fourth Quarter	31.53	28.20

2016	First Quarter	30.54	26.78
	Second Quarter	32.60	30.13
	Third Quarter	33.96	32.39
	Fourth Quarter	35.51	30.33

2017	First Quarter	38.30	34.53
	Second Quarter	41.99	37.14
	Third Quarter	41.90	36.93
	Fourth Quarter	40.82	35.15

2018	First Quarter	42.99	32.99
	Second Quarter	34.60	30.59
	Third Quarter (through the pricing date)	37.90	33.09

PS-26

CyrusOne Inc.

CyrusOne Inc. owns, operates, and develops of enterprise-class and carrier-neutral data center properties. The company provides data center facilities that are designed to protect and ensure the continued operation of IT infrastructure. Its common stock trades on the Nasdaq under the symbol “CONE.”

Historical Information of the Common Stock of CyrusOne Inc.

The following table sets forth the high and low closing prices of this Reference Share from January 18, 2013 (the date this Reference Share began trading) through the pricing date.

		High ($)	Low ($)
2013	First Quarter (from January 18, 2013)	23.03	21.08
	Second Quarter	24.23	18.98
	Third Quarter	22.05	17.98
	Fourth Quarter	22.41	18.06

2014	First Quarter	23.08	20.44
	Second Quarter	24.90	19.84
	Third Quarter	26.74	24.04
	Fourth Quarter	28.16	23.94

2015	First Quarter	32.62	27.29
	Second Quarter	32.64	29.22
	Third Quarter	34.85	29.57
	Fourth Quarter	38.13	32.58

2016	First Quarter	45.65	33.61
	Second Quarter	55.66	42.70
	Third Quarter	55.64	47.57
	Fourth Quarter	49.11	39.66

2017	First Quarter	51.47	46.37
	Second Quarter	58.88	50.96
	Third Quarter	64.95	54.02
	Fourth Quarter	64.12	57.41

2018	First Quarter	59.07	48.48
	Second Quarter	58.73	48.72
	Third Quarter (through the pricing date)	68.63	58.52

PS-27

Cisco Systems, Inc.

Cisco Systems, Inc. designs, manufactures, and sells Internet Protocol (IP)-based networking and other products related to the communications and information technology (IT) industry and provide services associated with these products and their use. The company provides products for transporting data, voice, and video within buildings, across campuses, and globally. Its common stock is traded on the Nasdaq under the symbol “CSCO.”

Historical Information of the Common Stock of Cisco Systems, Inc.

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	26.75	22.86
	Second Quarter	27.54	23.11
	Third Quarter	24.91	21.04
	Fourth Quarter	21.95	14.47

2009	First Quarter	17.79	13.62
	Second Quarter	20.10	16.85
	Third Quarter	23.66	18.13
	Fourth Quarter	24.38	22.67

2010	First Quarter	26.65	22.47
	Second Quarter	27.57	21.31
	Third Quarter	24.77	20.05
	Fourth Quarter	24.51	19.07

2011	First Quarter	22.06	17.00
	Second Quarter	18.07	14.85
	Third Quarter	16.67	13.73
	Fourth Quarter	19.12	15.19

2012	First Quarter	21.15	18.66
	Second Quarter	21.20	15.97
	Third Quarter	19.73	15.14
	Fourth Quarter	20.39	16.82

2013	First Quarter	21.94	20.30
	Second Quarter	24.82	20.38
	Third Quarter	26.37	23.31
	Fourth Quarter	23.99	20.24

2014	First Quarter	22.85	21.35
	Second Quarter	25.04	22.46
	Third Quarter	25.98	24.43
	Fourth Quarter	28.46	22.82

2015	First Quarter	30.19	26.37
	Second Quarter	29.76	27.13
	Third Quarter	29.03	24.62
	Fourth Quarter	29.36	25.73

2016	First Quarter	28.47	22.51
	Second Quarter	29.22	26.21
	Third Quarter	31.87	28.33
	Fourth Quarter	31.70	29.25

2017	First Quarter	34.44	29.98
	Second Quarter	34.39	31.21
	Third Quarter	33.76	30.37
	Fourth Quarter	38.74	33.26

2018	First Quarter	45.55	38.77
	Second Quarter	46.30	40.73
	Third Quarter (through the pricing date)	48.56	41.78

PS-28

CVS Health Corporation

CVS Health Corporation is an integrated pharmacy health care provider. The company's offerings include pharmacy benefit management services, mail order, retail and specialty pharmacy, disease management programs, and retail clinics. The company operates drugstores throughout the U.S., the District of Columbia, and Puerto Rico. Its common stock trades on the NYSE under the symbol “CVS.”

Historical Information of the Common Stock of CVS Health Corporation

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	41.25	35.49
	Second Quarter	44.12	39.48
	Third Quarter	39.20	32.67
	Fourth Quarter	33.77	24.42

2009	First Quarter	29.80	23.98
	Second Quarter	32.98	28.10
	Third Quarter	37.52	30.68
	Fourth Quarter	38.01	28.87

2010	First Quarter	37.07	31.07
	Second Quarter	37.37	29.32
	Third Quarter	31.54	27.00
	Fourth Quarter	35.00	29.65

2011	First Quarter	35.71	32.24
	Second Quarter	38.80	34.77
	Third Quarter	38.54	32.06
	Fourth Quarter	41.16	32.97

2012	First Quarter	45.65	41.46
	Second Quarter	46.73	43.25
	Third Quarter	48.61	44.12
	Fourth Quarter	49.24	44.70

2013	First Quarter	55.30	49.68
	Second Quarter	60.35	54.13
	Third Quarter	62.17	56.75
	Fourth Quarter	71.58	56.64

2014	First Quarter	75.30	65.44
	Second Quarter	78.92	72.58
	Third Quarter	82.24	76.04
	Fourth Quarter	98.25	78.81

2015	First Quarter	104.56	94.16
	Second Quarter	106.47	98.74
	Third Quarter	113.45	95.12
	Fourth Quarter	105.29	91.56

2016	First Quarter	104.05	89.65
	Second Quarter	106.10	93.21
	Third Quarter	98.06	88.99
	Fourth Quarter	88.80	73.53

2017	First Quarter	83.92	74.80
	Second Quarter	82.79	75.95
	Third Quarter	83.31	75.35
	Fourth Quarter	80.91	66.80

2018	First Quarter	83.63	60.60
	Second Quarter	72.18	60.71
	Third Quarter (through the pricing date)	79.59	63.78

PS-29

Delta Air Lines, Inc.

Delta Air Lines, Inc. provides scheduled air transportation for passengers, freight, and mail over a network of routes throughout the United States and internationally. Its common stock is traded on the NYSE under the symbol “DAL.”

Historical Information of the Common Stock of Delta Air Lines, Inc.

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	18.53	8.35
	Second Quarter	10.48	5.00
	Third Quarter	9.94	4.64
	Fourth Quarter	11.52	5.64

2009	First Quarter	12.38	3.93
	Second Quarter	8.11	5.40
	Third Quarter	9.65	5.68
	Fourth Quarter	11.81	6.95

2010	First Quarter	14.65	11.22
	Second Quarter	14.93	11.31
	Third Quarter	12.61	9.97
	Fourth Quarter	14.33	11.24

2011	First Quarter	13.00	9.79
	Second Quarter	11.51	9.00
	Third Quarter	9.41	6.62
	Fourth Quarter	9.02	6.65

2012	First Quarter	11.30	8.01
	Second Quarter	12.10	9.81
	Third Quarter	11.12	8.55
	Fourth Quarter	11.94	9.33

2013	First Quarter	17.07	12.23
	Second Quarter	18.97	14.39
	Third Quarter	24.01	18.41
	Fourth Quarter	29.34	24.02

2014	First Quarter	35.37	27.70
	Second Quarter	42.23	31.73
	Third Quarter	40.93	35.61
	Fourth Quarter	49.23	30.90

2015	First Quarter	50.70	43.42
	Second Quarter	47.40	40.57
	Third Quarter	47.99	40.00
	Fourth Quarter	52.26	44.87

2016	First Quarter	50.12	40.77
	Second Quarter	48.49	33.36
	Third Quarter	40.98	35.58
	Fourth Quarter	51.78	38.94

2017	First Quarter	51.44	45.52
	Second Quarter	53.87	44.03
	Third Quarter	55.48	45.21
	Fourth Quarter	56.43	48.07

2018	First Quarter	60.13	50.46
	Second Quarter	55.87	49.54
	Third Quarter (through the pricing date)	59.61	48.78

PS-30

Delek US Holdings, Inc

Delek US Holdings, Inc., through its subsidiaries, focuses on the petroleum refining, logistics, and convenience store retailing. The company gathers and transports crude oil, as well as markets, distributes, and stores refined production in the Southeast United States and West Texas. Its common stock is traded on the NYSE under the symbol “DK.”

Historical Information of the Common Stock of Delek US Holdings, Inc

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	20.18	12.67
	Second Quarter	13.75	9.01
	Third Quarter	10.75	7.42
	Fourth Quarter	8.85	3.85

2009	First Quarter	11.32	5.49
	Second Quarter	11.90	8.01
	Third Quarter	8.90	7.02
	Fourth Quarter	8.54	5.80

2010	First Quarter	8.37	6.79
	Second Quarter	8.17	6.19
	Third Quarter	7.77	6.34
	Fourth Quarter	7.62	6.90

2011	First Quarter	13.62	6.89
	Second Quarter	15.70	12.84
	Third Quarter	17.25	11.27
	Fourth Quarter	16.60	9.88

2012	First Quarter	15.51	11.13
	Second Quarter	17.59	14.87
	Third Quarter	27.39	18.22
	Fourth Quarter	26.74	23.01

2013	First Quarter	40.50	24.83
	Second Quarter	39.48	28.60
	Third Quarter	30.73	20.69
	Fourth Quarter	34.41	20.17

2014	First Quarter	34.48	26.80
	Second Quarter	33.61	28.07
	Third Quarter	35.77	27.60
	Fourth Quarter	33.89	25.87

2015	First Quarter	39.91	26.31
	Second Quarter	40.86	35.40
	Third Quarter	39.99	27.41
	Fourth Quarter	29.72	22.45

2016	First Quarter	23.61	12.87
	Second Quarter	17.14	11.90
	Third Quarter	18.24	11.88
	Fourth Quarter	24.89	15.13

2017	First Quarter	25.54	21.68
	Second Quarter	27.64	21.30
	Third Quarter	27.58	20.88
	Fourth Quarter	35.08	25.23

2018	First Quarter	40.70	31.04
	Second Quarter	59.81	40.00
	Third Quarter (through the pricing date)	55.42	43.39

PS-31

Fastenal Company

Fastenal Company sells industrial and construction supplies on a wholesale and retail basis. The company markets its products and services in the United States, Canada, Mexico, Puerto Rico, Singapore, China, and the Netherlands. Its common stock is traded on the Nasdaq under the symbol “FAST.”

Historical Information of the Common Stock of Fastenal Company

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	23.47	16.57
	Second Quarter	25.88	21.58
	Third Quarter	27.75	21.12
	Fourth Quarter	22.63	15.94

2009	First Quarter	18.77	13.08
	Second Quarter	19.37	16.08
	Third Quarter	20.07	15.28
	Fourth Quarter	21.10	17.25

2010	First Quarter	24.50	20.61
	Second Quarter	28.24	24.17
	Third Quarter	26.93	22.55
	Fourth Quarter	30.06	25.61

2011	First Quarter	32.42	28.88
	Second Quarter	36.01	30.97
	Third Quarter	36.65	29.47
	Fourth Quarter	44.32	32.23

2012	First Quarter	54.59	43.76
	Second Quarter	54.65	38.37
	Third Quarter	45.30	39.03
	Fourth Quarter	46.69	40.20

2013	First Quarter	53.18	46.46
	Second Quarter	52.18	44.95
	Third Quarter	50.98	43.99
	Fourth Quarter	51.90	45.62

2014	First Quarter	50.43	42.70
	Second Quarter	51.20	47.80
	Third Quarter	50.08	43.74
	Fourth Quarter	48.21	40.78

2015	First Quarter	47.40	39.82
	Second Quarter	43.41	40.01
	Third Quarter	42.82	36.13
	Fourth Quarter	41.64	35.50

2016	First Quarter	49.87	36.53
	Second Quarter	48.93	42.70
	Third Quarter	45.36	39.92
	Fourth Quarter	49.17	38.16

2017	First Quarter	52.22	46.17
	Second Quarter	51.76	42.10
	Third Quarter	45.73	39.97
	Fourth Quarter	55.14	44.51

2018	First Quarter	58.36	52.06
	Second Quarter	55.59	48.13
	Third Quarter (through the pricing date)	60.87	47.69

PS-32

F.N.B. Corporation

F.N.B. Corporation operates as a diversified financial services company. The company, through its subsidiaries, provides financial commercial banking, consumer banking and wealth management solutions. Its common stock is traded on the NYSE under the symbol “FNB.”

Historical Information of the Common Stock of F.N.B. Corporation

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	16.04	13.29
	Second Quarter	16.86	11.78
	Third Quarter	17.50	9.87
	Fourth Quarter	15.95	9.75

2009	First Quarter	13.39	5.38
	Second Quarter	9.30	5.80
	Third Quarter	7.83	5.98
	Fourth Quarter	7.41	6.36

2010	First Quarter	8.57	6.74
	Second Quarter	9.69	7.97
	Third Quarter	8.83	7.53
	Fourth Quarter	10.16	8.24

2011	First Quarter	10.63	9.87
	Second Quarter	11.41	9.85
	Third Quarter	10.61	8.19
	Fourth Quarter	11.46	8.20

2012	First Quarter	12.44	11.36
	Second Quarter	12.32	9.95
	Third Quarter	12.00	10.63
	Fourth Quarter	11.41	10.41

2013	First Quarter	12.10	10.89
	Second Quarter	12.08	11.06
	Third Quarter	13.29	11.96
	Fourth Quarter	13.02	11.75

2014	First Quarter	13.51	11.49
	Second Quarter	13.65	11.98
	Third Quarter	13.02	11.93
	Fourth Quarter	13.48	11.70

2015	First Quarter	13.39	11.89
	Second Quarter	14.58	12.97
	Third Quarter	14.64	12.03
	Fourth Quarter	14.57	12.61

2016	First Quarter	13.39	11.18
	Second Quarter	13.49	11.76
	Third Quarter	13.35	11.92
	Fourth Quarter	16.40	12.09

2017	First Quarter	16.30	14.35
	Second Quarter	14.84	13.20
	Third Quarter	14.42	12.12
	Fourth Quarter	14.47	12.90

2018	First Quarter	14.76	13.11
	Second Quarter	14.11	12.77
	Third Quarter (through the pricing date)	13.81	12.67

PS-33

The Home Depot, Inc.

The Home Depot, Inc. is a home improvement retailer that sells building materials and home improvement products. The company sells a wide assortment of building materials, home improvement and lawn and garden products, and provides a number of services. The company operates in the United States, Canada, China, and Mexico. Its common stock is traded on the NYSE under the symbol “HD.”

Historical Information of the Common Stock of The Home Depot, Inc.

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	30.67	24.71
	Second Quarter	30.12	23.42
	Third Quarter	30.16	21.46
	Fourth Quarter	25.92	18.51

2009	First Quarter	25.26	18.00
	Second Quarter	26.34	22.68
	Third Quarter	28.23	22.40
	Fourth Quarter	29.29	24.96

2010	First Quarter	32.75	27.34
	Second Quarter	36.49	28.07
	Third Quarter	31.81	27.07
	Fourth Quarter	35.24	30.21

2011	First Quarter	38.49	34.38
	Second Quarter	38.17	33.45
	Third Quarter	37.05	28.51
	Fourth Quarter	42.22	31.59

2012	First Quarter	50.31	42.14
	Second Quarter	52.99	47.02
	Third Quarter	60.37	50.70
	Fourth Quarter	65.07	59.01

2013	First Quarter	71.37	62.85
	Second Quarter	79.82	69.67
	Third Quarter	80.54	72.70
	Fourth Quarter	82.34	74.14

2014	First Quarter	82.91	74.97
	Second Quarter	81.13	75.70
	Third Quarter	93.50	79.40
	Fourth Quarter	104.97	87.85

2015	First Quarter	117.49	100.95
	Second Quarter	115.59	106.98
	Third Quarter	122.80	110.97
	Fourth Quarter	134.74	117.03

2016	First Quarter	133.43	111.85
	Second Quarter	137.51	124.67
	Third Quarter	138.77	125.45
	Fourth Quarter	137.11	119.89

2017	First Quarter	149.60	133.53
	Second Quarter	158.81	145.91
	Third Quarter	163.56	144.58
	Fourth Quarter	190.36	162.71

2018	First Quarter	207.23	171.80
	Second Quarter	201.31	172.51
	Third Quarter (through the pricing date)	213.85	193.10

PS-34

Hewlett Packard Enterprise Company

Hewlett Packard Enterprise Company provides information technology solutions. The company offers enterprise security, analytics and data management, applications development and testing, data center care, cloud consulting, and business process services. Its common stock is traded on the NYSE under the symbol “HPE.”

Historical Information of the Common Stock of Hewlett Packard Enterprise Company

The following table sets forth the high and low closing prices of this Reference Share from November 2, 2015 (the date this Reference Share began trading) through the pricing date.

		High ($)	Low ($)
2015	Fourth Quarter (from November 1, 2015)	9.88	7.68

2016	First Quarter	10.40	7.01
	Second Quarter	11.48	9.11
	Third Quarter	13.51	10.58
	Fourth Quarter	14.34	12.36

2017	First Quarter	14.40	12.87
	Second Quarter	14.82	12.79
	Third Quarter	14.89	12.78
	Fourth Quarter	14.97	13.10

2018	First Quarter	19.41	14.61
	Second Quarter	17.75	14.61
	Third Quarter (through the pricing date)	17.02	14.77

PS-35

Ladder Capital Corp

Ladder Capital Corp is a commercial real estate company. The company offers commercial mortgage lending, investments in securities secured by first mortgage loans, and investments in selected net leased and other commercial real estate assets. The company serves clients in the States of New York, California, and Florida. Its common stock is traded on the NYSE under the symbol “LADR.”

Historical Information of the Common Stock of Ladder Capital Corp

The following table sets forth the high and low closing prices of this Reference Share from February 11, 2014 (the date this Reference Share began trading) through the pricing date.

		High ($)	Low ($)
2014	First Quarter (from February 11, 2014)	19.00	16.65
	Second Quarter	19.75	16.64
	Third Quarter	19.64	16.89
	Fourth Quarter	20.45	18.02

2015	First Quarter	19.98	17.63
	Second Quarter	18.49	17.16
	Third Quarter	17.33	14.32
	Fourth Quarter	15.17	11.63

2016	First Quarter	12.78	9.60
	Second Quarter	12.96	11.35
	Third Quarter	13.85	11.69
	Fourth Quarter	15.41	12.18

2017	First Quarter	14.91	13.56
	Second Quarter	15.05	13.41
	Third Quarter	13.85	12.90
	Fourth Quarter	13.93	13.41

2018	First Quarter	15.34	13.46
	Second Quarter	16.04	13.77
	Third Quarter (through the pricing date)	17.46	15.69

PS-36

Leggett & Platt, Incorporated

Leggett & Platt, Incorporated manufactures a wide range of engineered products. The company's products include components for bedding, furniture, and other residential furnishings, as well as office and institutional furnishings components, retail store fixtures, and displays, specialty wire products, and automotive seating suspension and lumbar systems. Its common stock is traded on the NYSE under the symbol “LEG.”

Historical Information of the Common Stock of Leggett & Platt, Incorporated

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	19.22	14.88
	Second Quarter	19.34	14.30
	Third Quarter	23.98	14.56
	Fourth Quarter	22.55	12.24

2009	First Quarter	15.68	10.21
	Second Quarter	16.38	13.16
	Third Quarter	19.96	14.05
	Fourth Quarter	20.82	18.28

2010	First Quarter	21.78	18.26
	Second Quarter	25.02	20.06
	Third Quarter	23.05	19.01
	Fourth Quarter	24.08	19.83

2011	First Quarter	24.59	22.37
	Second Quarter	26.37	22.72
	Third Quarter	24.90	17.87
	Fourth Quarter	23.92	18.61

2012	First Quarter	23.60	21.36
	Second Quarter	23.67	19.49
	Third Quarter	25.17	20.85
	Fourth Quarter	27.85	24.45

2013	First Quarter	33.78	27.40
	Second Quarter	34.19	30.09
	Third Quarter	32.34	28.86
	Fourth Quarter	31.08	28.64

2014	First Quarter	32.64	29.06
	Second Quarter	34.80	31.94
	Third Quarter	35.51	32.55
	Fourth Quarter	42.95	33.18

2015	First Quarter	46.42	41.68
	Second Quarter	49.72	42.47
	Third Quarter	51.00	40.68
	Fourth Quarter	47.15	41.65

2016	First Quarter	48.40	37.79
	Second Quarter	51.11	47.24
	Third Quarter	54.53	45.58
	Fourth Quarter	50.40	44.39

2017	First Quarter	50.58	46.99
	Second Quarter	54.04	50.10
	Third Quarter	53.80	43.50
	Fourth Quarter	49.45	45.38

2018	First Quarter	48.80	41.80
	Second Quarter	45.04	40.38
	Third Quarter (through the pricing date)	46.40	42.58

PS-37

Marathon Petroleum Corporation

Marathon Petroleum Corporation refines, supplies, markets, and transports petroleum products. The company serves customers in the United States. Its common stock is traded on the NYSE under the symbol “MPC.”

Historical Information of the Common Stock of Marathon Petroleum Corporation

The following table sets forth the high and low closing prices of this Reference Share from June 23, 2011 (the date this Reference Share began trading) through the pricing date.

		High ($)	Low ($)
2011	Second Quarter (from June 23, 2011)	20.70	18.63
	Third Quarter	22.49	13.53
	Fourth Quarter	19.46	13.58

2012	First Quarter	22.61	15.48
	Second Quarter	22.46	17.14
	Third Quarter	27.81	21.72
	Fourth Quarter	31.50	26.53

2013	First Quarter	45.57	30.13
	Second Quarter	44.92	35.19
	Third Quarter	37.55	31.50
	Fourth Quarter	45.87	31.05

2014	First Quarter	47.25	41.16
	Second Quarter	48.35	39.04
	Third Quarter	46.20	37.90
	Fourth Quarter	48.46	38.14

2015	First Quarter	53.52	38.43
	Second Quarter	52.44	48.54
	Third Quarter	58.79	43.77
	Fourth Quarter	59.34	46.78

2016	First Quarter	51.24	30.73
	Second Quarter	41.46	32.81
	Third Quarter	43.74	35.48
	Fourth Quarter	51.12	40.96

2017	First Quarter	52.93	47.71
	Second Quarter	55.03	48.19
	Third Quarter	56.53	49.45
	Fourth Quarter	66.84	55.72

2018	First Quarter	73.68	62.79
	Second Quarter	82.93	69.20
	Third Quarter (through the pricing date)	84.34	69.60

PS-38

MSC Industrial Direct Co., Inc.

MSC Industrial Direct Co., Inc. is a direct marketer and supplier of a broad range of metalworking and maintenance and repair supplies. The company markets its products to industrial customers throughout the United States. Its common stock is traded on the NYSE under the symbol “MSM.”

Historical Information of the Common Stock of MSC Industrial Direct Co., Inc.

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	43.20	35.13
	Second Quarter	54.50	42.60
	Third Quarter	52.14	42.43
	Fourth Quarter	42.54	28.35

2009	First Quarter	38.89	27.43
	Second Quarter	41.45	32.13
	Third Quarter	43.90	34.83
	Fourth Quarter	48.39	41.61

2010	First Quarter	51.40	43.19
	Second Quarter	57.47	49.56
	Third Quarter	54.04	44.57
	Fourth Quarter	65.81	54.00

2011	First Quarter	68.47	58.57
	Second Quarter	75.04	64.33
	Third Quarter	70.48	50.17
	Fourth Quarter	72.20	56.13

2012	First Quarter	84.27	71.49
	Second Quarter	84.27	62.42
	Third Quarter	73.88	61.90
	Fourth Quarter	75.38	67.18

2013	First Quarter	87.79	73.65
	Second Quarter	84.26	76.33
	Third Quarter	84.62	76.00
	Fourth Quarter	83.70	75.55

2014	First Quarter	88.62	80.19
	Second Quarter	96.13	85.80
	Third Quarter	95.53	84.95
	Fourth Quarter	86.07	77.04

2015	First Quarter	81.24	70.97
	Second Quarter	73.02	69.37
	Third Quarter	72.03	61.03
	Fourth Quarter	64.99	55.01

2016	First Quarter	76.31	56.53
	Second Quarter	77.76	69.25
	Third Quarter	74.17	70.73
	Fourth Quarter	94.73	70.28

2017	First Quarter	105.50	90.92
	Second Quarter	103.02	82.15
	Third Quarter	89.04	65.62
	Fourth Quarter	97.26	74.44

2018	First Quarter	99.26	86.52
	Second Quarter	94.86	84.85
	Third Quarter (through the pricing date)	88.78	80.86

PS-39

Old Republic International Corporation

Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite, and provide risk management services. The company provides services for a variety of coverages in the property and liability, mortgage guaranty, title, and life and health insurance fields. Its common stock is traded on the NYSE under the symbol “ORI.”

Historical Information of the Common Stock of Old Republic International Corporation

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	15.91	12.31
	Second Quarter	15.46	11.84
	Third Quarter	16.50	9.32
	Fourth Quarter	12.07	7.39

2009	First Quarter	12.61	7.40
	Second Quarter	12.17	9.00
	Third Quarter	12.71	9.15
	Fourth Quarter	12.41	10.08

2010	First Quarter	12.68	10.12
	Second Quarter	15.29	12.13
	Third Quarter	13.85	12.04
	Fourth Quarter	14.11	12.52

2011	First Quarter	13.84	11.73
	Second Quarter	13.26	11.62
	Third Quarter	12.20	8.75
	Fourth Quarter	10.16	7.18

2012	First Quarter	11.19	9.00
	Second Quarter	10.76	8.16
	Third Quarter	9.70	7.83
	Fourth Quarter	10.80	9.27

2013	First Quarter	12.71	10.89
	Second Quarter	14.45	12.12
	Third Quarter	15.40	12.99
	Fourth Quarter	17.36	14.55

2014	First Quarter	17.12	14.70
	Second Quarter	17.23	15.79
	Third Quarter	16.82	14.28
	Fourth Quarter	15.36	13.74

2015	First Quarter	15.26	13.87
	Second Quarter	16.23	14.85
	Third Quarter	16.84	15.05
	Fourth Quarter	19.02	15.50

2016	First Quarter	18.68	17.19
	Second Quarter	19.29	17.80
	Third Quarter	19.98	17.61
	Fourth Quarter	19.11	16.58

2017	First Quarter	21.08	18.82
	Second Quarter	20.83	19.42
	Third Quarter	20.15	18.11
	Fourth Quarter	21.46	19.43

2018	First Quarter	22.21	19.76
	Second Quarter	21.84	19.68
	Third Quarter (through the pricing date)	22.95	19.81

PS-40

PacWest Bancorp

PacWest Bancorp is a bank holding company. The company, through its banking subsidiary, offers a wide range of commercial banking services. Its common stock is traded on the Nasdaq under the symbol “PACW.”

Historical Information of the Common Stock of PacWest Bancorp

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	40.30	24.78
	Second Quarter	28.42	14.88
	Third Quarter	35.25	12.75
	Fourth Quarter	32.10	19.31

2009	First Quarter	26.65	9.75
	Second Quarter	19.41	12.00
	Third Quarter	20.81	11.96
	Fourth Quarter	20.90	15.66

2010	First Quarter	23.43	19.44
	Second Quarter	24.64	18.31
	Third Quarter	21.41	17.06
	Fourth Quarter	22.00	16.82

2011	First Quarter	22.64	19.73
	Second Quarter	23.27	19.33
	Third Quarter	21.13	13.94
	Fourth Quarter	19.43	13.23

2012	First Quarter	24.42	20.20
	Second Quarter	25.32	21.03
	Third Quarter	25.22	22.25
	Fourth Quarter	25.10	21.73

2013	First Quarter	29.11	25.79
	Second Quarter	30.85	26.55
	Third Quarter	36.17	31.51
	Fourth Quarter	42.78	34.40

2014	First Quarter	45.10	38.12
	Second Quarter	47.09	38.57
	Third Quarter	44.39	39.66
	Fourth Quarter	47.58	38.77

2015	First Quarter	47.26	41.61
	Second Quarter	48.35	44.69
	Third Quarter	48.00	40.22
	Fourth Quarter	47.49	42.67

2016	First Quarter	42.15	29.38
	Second Quarter	42.05	35.69
	Third Quarter	43.60	37.86
	Fourth Quarter	55.38	41.31

2017	First Quarter	57.15	50.79
	Second Quarter	52.88	45.68
	Third Quarter	50.55	43.40
	Fourth Quarter	50.75	44.36

2018	First Quarter	54.40	48.17
	Second Quarter	55.62	47.42
	Third Quarter (through the pricing date)	51.74	49.02

PS-41

Plains GP Holdings, L.P.

Plains GP Holdings LP is a holding company. The company, through its subsidiaries, is involved in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas, as well as develops and operates natural gas storage facilities. Its common shares, representing limited partnership interests, are traded on the NYSE under the symbol “PAGP.”

Historical Information of the Common Stock of Plains GP Holdings, L.P.

The following table sets forth the high and low closing prices of this Reference Share from October 21, 2013 (the date this Reference Share began trading) through the pricing date.

		High ($)	Low ($)
2013	Fourth Quarter (from October 21, 2013)	71.29	57.28

2014	First Quarter	76.72	65.96
	Second Quarter	85.19	72.65
	Third Quarter	84.76	76.69
	Fourth Quarter	80.10	61.81

2015	First Quarter	76.27	65.30
	Second Quarter	79.01	68.81
	Third Quarter	70.41	43.89
	Fourth Quarter	51.42	19.97

2016	First Quarter	25.78	14.17
	Second Quarter	29.96	21.30
	Third Quarter	34.46	25.78
	Fourth Quarter	36.40	31.40

2017	First Quarter	35.00	30.89
	Second Quarter	31.56	23.39
	Third Quarter	27.60	19.77
	Fourth Quarter	22.20	19.56

2018	First Quarter	24.14	20.19
	Second Quarter	25.72	21.51
	Third Quarter (through the pricing date)	26.91	22.93

PS-42

Union Pacific Corporation

Union Pacific Corporation is a rail transportation company. The company's railroad hauls a variety of goods, including agricultural, automotive, and chemical products. The company offers long-haul routes from all major West Coast and Gulf Coast ports to eastern gateways as well as connects with Canada's rail systems and serves the major gateways to Mexico. Its common stock is traded on the NYSE under the symbol “UNP.”

Historical Information of the Common Stock of Union Pacific Corporation

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	32.33	27.26
	Second Quarter	41.16	31.99
	Third Quarter	41.95	34.58
	Fourth Quarter	34.72	21.41

2009	First Quarter	27.01	16.81
	Second Quarter	27.18	20.80
	Third Quarter	31.81	24.45
	Fourth Quarter	33.12	27.53

2010	First Quarter	37.00	30.25
	Second Quarter	38.83	33.97
	Third Quarter	41.15	33.72
	Fourth Quarter	47.28	40.02

2011	First Quarter	49.51	45.74
	Second Quarter	52.49	47.68
	Third Quarter	53.38	40.84
	Fourth Quarter	52.97	39.92

2012	First Quarter	58.06	53.40
	Second Quarter	59.66	52.49
	Third Quarter	64.22	58.15
	Fourth Quarter	63.58	58.73

2013	First Quarter	71.21	64.23
	Second Quarter	79.96	67.88
	Third Quarter	81.69	76.77
	Fourth Quarter	84.00	75.29

2014	First Quarter	94.70	82.58
	Second Quarter	102.42	90.54
	Third Quarter	109.58	97.48
	Fourth Quarter	123.31	98.08

2015	First Quarter	123.83	108.17
	Second Quarter	111.42	95.37
	Third Quarter	98.82	80.56
	Fourth Quarter	97.05	75.43

2016	First Quarter	84.42	68.79
	Second Quarter	89.63	78.00
	Third Quarter	97.53	87.16
	Fourth Quarter	106.33	87.89

2017	First Quarter	110.42	102.13
	Second Quarter	113.53	104.78
	Third Quarter	116.64	101.40
	Fourth Quarter	136.32	110.27

2018	First Quarter	141.97	124.14
	Second Quarter	147.02	130.02
	Third Quarter (through the pricing date)	164.99	138.26

PS-43

Walmart Inc.

Walmart Inc. operates discount stores, supercenters, and neighborhood markets. The company offers merchandise such as apparel, house wares, small appliances, electronics, musical instruments, books, home improvement, shoes, jewelry, toddler, games, household essentials, pets, pharmaceutical products, party supplies, and automotive tools. Its common stock is traded on the NYSE under the symbol “WMT.”

Historical Information of the Common Stock of Walmart Inc.

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	53.62	45.72
	Second Quarter	59.80	54.08
	Third Quarter	63.17	56.02
	Fourth Quarter	59.73	49.67

2009	First Quarter	57.18	46.42
	Second Quarter	53.80	47.87
	Third Quarter	51.88	47.57
	Fourth Quarter	54.96	49.00

2010	First Quarter	55.99	52.61
	Second Quarter	55.53	48.07
	Third Quarter	54.08	48.00
	Fourth Quarter	55.36	53.25

2011	First Quarter	57.57	51.37
	Second Quarter	56.06	52.13
	Third Quarter	54.52	48.41
	Fourth Quarter	59.99	51.96

2012	First Quarter	62.48	58.46
	Second Quarter	69.72	57.36
	Third Quarter	75.14	69.35
	Fourth Quarter	77.15	67.61

2013	First Quarter	74.85	68.30
	Second Quarter	79.86	73.03
	Third Quarter	78.77	72.38
	Fourth Quarter	81.21	71.87

2014	First Quarter	78.91	72.66
	Second Quarter	79.76	74.91
	Third Quarter	77.51	73.34
	Fourth Quarter	87.54	73.82

2015	First Quarter	90.47	80.69
	Second Quarter	81.03	70.93
	Third Quarter	73.88	63.10
	Fourth Quarter	66.93	56.42

2016	First Quarter	68.80	60.84
	Second Quarter	73.02	63.15
	Third Quarter	74.30	70.30
	Fourth Quarter	72.01	67.39

2017	First Quarter	72.39	65.66
	Second Quarter	80.26	71.43
	Third Quarter	81.61	73.23
	Fourth Quarter	99.62	78.45

2018	First Quarter	109.55	85.42
	Second Quarter	88.46	82.40
	Third Quarter (through the pricing date)	98.64	84.00

PS-44

Weyerhaeuser Company

Weyerhaeuser Company is an integrated forest products company. The company primarily grows and harvests trees, develops and construct real estate, and makes a range of forest products. Weyerhaeuser is also classified as a REIT. Its common stock is traded on the NYSE under the symbol “WY.”

Historical Information of the Common Stock of Weyerhaeuser Company

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	29.55	24.14
	Second Quarter	27.70	20.54
	Third Quarter	25.67	19.35
	Fourth Quarter	24.40	11.84

2009	First Quarter	13.11	7.92
	Second Quarter	15.40	11.42
	Third Quarter	16.32	11.33
	Fourth Quarter	18.07	14.28

2010	First Quarter	18.55	16.06
	Second Quarter	21.81	14.41
	Third Quarter	17.50	14.04
	Fourth Quarter	19.00	15.23

2011	First Quarter	25.20	19.55
	Second Quarter	25.14	20.01
	Third Quarter	22.57	15.55
	Fourth Quarter	18.88	15.25

2012	First Quarter	22.28	18.78
	Second Quarter	22.36	18.69
	Third Quarter	27.15	22.16
	Fourth Quarter	28.52	24.99

2013	First Quarter	31.50	28.78
	Second Quarter	32.60	27.01
	Third Quarter	29.86	26.65
	Fourth Quarter	31.57	28.12

2014	First Quarter	31.34	28.84
	Second Quarter	33.09	27.72
	Third Quarter	34.46	31.23
	Fourth Quarter	36.64	31.77

2015	First Quarter	36.69	33.03
	Second Quarter	33.00	31.12
	Third Quarter	32.06	26.87
	Fourth Quarter	32.37	27.00

2016	First Quarter	31.05	22.22
	Second Quarter	32.32	26.77
	Third Quarter	32.91	29.70
	Fourth Quarter	33.12	28.64

2017	First Quarter	34.19	30.21
	Second Quarter	34.96	32.59
	Third Quarter	34.43	31.17
	Fourth Quarter	36.55	34.12

2018	First Quarter	37.85	33.60
	Second Quarter	38.36	34.61
	Third Quarter (through the pricing date)	37.27	33.01

PS-45

Supplemental Tax Considerations

Supplemental Canadian Tax Considerations

In the opinion of Torys LLP, our Canadian federal income tax counsel, the following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires from us as the beneficial owner the notes offered by this document, and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with us and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of notes, (3) is not affiliated with us, (4) does not receive any payment of interest on a note in respect of a debt or other obligation to pay an amount to a person with whom we do not deal at arm’s length, (5) does not use or hold notes in a business carried on in Canada and (6) is not a “specified shareholder” of ours as defined in the Tax Act for this purpose or a non-resident person not dealing at arm’s length with such “specified shareholder” (a “Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

Please note that this section supersedes and replaces in its entirety the section of the prospectus entitled “Canadian Taxation.”

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this document (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the notes should consult their own tax advisors having regard to their own particular circumstances.

Interest paid or credited or deemed to be paid or credited by us on a note (including amounts on account of, or in lieu of, or in satisfaction of interest) to a Holder will not be subject to Canadian non-resident withholding tax, unless any portion of such interest (other than on a “prescribed obligation,” as defined in the Tax Act for this purpose) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. The administrative policy of the Canada Revenue Agency is that interest paid on a debt obligation is not subject to withholding tax unless, in general, it is reasonable to consider that there is a material connection between the index or formula to which any amount payable under the debt obligation is calculated and the profits of the issuer. With respect to any interest on a note, or any portion of the principal amount of a note in excess of the issue price, such interest or principal, as the case may be, paid or credited to a Holder should not be subject to Canadian non-resident withholding tax.

Generally, there are no other taxes on income (including taxable capital gains) payable by a Holder on interest, discount, or premium in respect of a note or on the proceeds received by a Holder on the disposition of a note (including redemption, cancellation, purchase or repurchase).

Supplemental U.S. Federal Income Tax Considerations

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

PS-46

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus). It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. It does not apply to holders subject to special rules including holders subject to Section 451(b) of the Code. In addition, the discussion below assumes that an investor in the notes will be subject to a significant risk that it will lose a significant amount of its investment in the notes. Bank of Montreal intends to treat contingent interest payments with respect to the notes as U.S. source income for U.S. federal income tax purposes.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether a Reference Share Issuer would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If a Reference Share Issuer were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by Reference Share Issuers and consult your tax advisor regarding the possible consequences to you in this regard, if any.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this document as a pre-paid cash-settled contingent income bearing derivative contract in respect of the Basket for U.S. federal income tax purposes, and the terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the interest payments is uncertain, we intend to take the position, and the following discussion assumes, that such interest payments (including any interest payment on or with respect to the maturity date) constitute taxable ordinary income to a United States holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the notes are so treated, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, it would be reasonable for a United States holder to take the position that it will recognize capital gain or loss upon the sale or maturity of the notes in an amount equal to the difference between the amount a United States holder receives at such time (other than amounts properly attributable to any interest payments, which would be treated, as described above, as ordinary income) and the United States holder’s tax basis in the notes. In general, a United States holder’s tax basis in the notes will be equal to the price the holder paid for the notes. Capital gain recognized by an individual United States holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for notes of a United States holder who acquires the notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the notes. If the notes are held by the same United States holder until maturity, that holder’s holding period will generally include the maturity date.

Potential Application of Section 1260 of the Code

While the matter is not entirely clear, to the extent a Reference Share is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as regulated investment companies (including certain exchange-traded funds), real estate investment trusts, partnerships, trusts and passive foreign investment companies, each a “Section 1260 Financial Asset”), an investment in the notes will likely, in whole or in part, be treated as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a United States holder in respect of a note will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement).

PS-47

If an investment in a note is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a United States holder in respect of the note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the note will equal the excess of (i) any long-term capital gain recognized by the United States holder in respect of the note and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such United States holder would have had if such United States holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the note attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets upon the date of sale, exchange, or settlement of the note at fair market value (and appropriately taking into account any leveraged upside exposure). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. United States holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the note.

Under Section 1260 of the Code, there is a presumption that the net underlying long-term capital gain is zero (with the result that the recharacterization and interest charge described above would apply to all of the gain from the notes that otherwise would have been long-term capital gain), unless the contrary is demonstrated by clear and convincing evidence. Holders will be responsible for obtaining information necessary to determine the net underlying long-term capital gain with respect to the corresponding Section 1260 Financial Assets, as we do not intend to supply holders with such information. Holders should consult with their tax advisor regarding the application of the constructive ownership transaction to their notes and the calculations necessary to comply with Section 1260 of the Code.

Alternative Treatments

Alternative tax treatments of the notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, it is possible that a holder would be required to include the Dividend Amount (including any interest earned thereon) in income over the term of the notes even though the holder will not receive any payments from us until maturity of the notes. In addition, it would also be possible to treat the notes, and the Internal Revenue Service might assert that the notes should be treated, as a single debt instrument. Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, a United States holder would generally be required to accrue interest currently over the term of the notes irrespective of the contingent interest payments, if any, paid on the notes. In addition, any gain a United States holder might recognize upon the sale or maturity of the notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the notes, and thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in other tax consequences that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the notes should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis irrespective of any interest payments, and they sought taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting

Please see the discussion under “United States Federal Income Taxation—Other Considerations—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-U.S. Holders

The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the notes to any such investor. Notwithstanding this intended restriction on purchases, the following discussion applies to non-U.S. holders of the notes.  A non-U.S. holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation or a foreign estate or trust.

PS-48

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. Internal Revenue Service guidance provides that withholding on dividend equivalent payments will apply to specified ELIs that are delta-one instruments issued on or after January 1, 2017 and to all specified ELIs issued on or after January 1, 2021. Because the delta of the notes with respect to the Basket will be one, dividend equivalent payments will be subject to withholding. The dividend equivalent amounts may not necessarily be the same as the Dividend Amounts. We will not pay any additional amounts in respect of any dividend equivalent withholding.

Payments on the notes will not be subject to withholding if such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on an Internal Revenue Service Form W-8BEN or W-8BEN-E, or a substitute or successor form).  In addition, special rules may apply to claims for treaty benefits made by corporate non-U.S. holders.  A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.  Non-U.S. holders must consult their tax advisors in this regard.

Except as discussed below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including for the avoidance of doubt any dividend equivalent withholding, which would be subject to the rules discussed above) upon the sale or maturity of the notes, provided that (i) the holder complies with any applicable certification requirements (which certification may generally be made on an Internal Revenue Service Form W-8BEN or W-8BEN-E, or a substitute or successor form), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax in addition to the withholding tax described above, we will withhold tax at the applicable statutory rate and we will not be required to pay any additional amounts in respect of such withholding.  Prospective investors should consult their own tax advisors in this regard.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. A note may constitute an account for these purposes. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

PS-49

The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of the notes will only apply to payments made after December 31, 2018. If we determine withholding is appropriate with respect to the notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Account holders subject to information reporting requirements pursuant to the Foreign Account Tax Compliance Act may include holders of the notes. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

PS-50

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus and the accompanying prospectus supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our respective obligations under the notes as described below.

We or our affiliates expect to enter into hedging transactions involving, among other transactions, purchases or sales of one or more of the Reference Shares, or listed or over-the-counter options, futures and other instruments linked to the Reference Shares. In addition, from time to time after we issue the notes, we or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the notes. Consequently, with regard to the notes, we or our affiliates from time to time expect to acquire or dispose of the Reference Shares or positions in listed or over-the-counter options, futures or other instruments linked to one or more of the Reference Shares.

We or our affiliates may acquire a long position in securities similar to the notes from time to time and may, in our or their sole discretion, hold, resell or repurchase those securities.

In the future, we or our affiliates expect to close out hedge positions relating to the notes and possibly relating to other securities or instruments with returns linked to one or more of the Reference Shares. We expect these steps to involve sales of instruments linked to the Reference Shares on or shortly before the valuation date. These steps may also involve transactions of the type contemplated above. Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above; similarly, we may elect not to enter into any such transactions. Investors will not have knowledge about our hedging positions.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of any notes will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

PS-51

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We, either ourselves or through BMOCM as agent, have entered into an arrangement with Raymond James, whereby Raymond James will act as an agent in connection with the distribution of the notes. Such distribution may occur on or subsequent to the Issue Date. The notes sold by Raymond James to investors were offered at the issue price of $1,000 per note. Raymond James will receive compensation set forth on the cover page of this pricing supplement. Raymond James will also receive licensing fees for its research related to the Reference Shares, as described in "Description of the Reference Shares—License Agreement."

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to any of the Reference Shares or investment advice, or as to the suitability of an investment in the notes.

We will deliver the notes on a date that is greater than three business days following the first pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

No Prospectus (as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”)) will be prepared in connection with the notes. Accordingly, the notes may not be offered to the public in any member state of the European Economic Area (the “EEA”), and any purchaser of the notes who subsequently sells any of the notes in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive, as implemented in that member state.

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, the expression “offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PS-52

Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes that is set forth on the cover page of this pricing supplement equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions are derived from our internal pricing models. These models are based on interest rates and other factors. As a result, the estimated initial value of the notes on the pricing date was determined based on market conditions on the pricing date.

PS-53

Employee Retirement Income Security Act

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S., or other laws (“Similar Laws”).

The acquisition of notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of notes offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “Service Provider Exemption”). Any Plan fiduciary relying on the Service Provider Exemption and purchasing the notes on behalf of a Plan must initially make a determination that (x) the Plan is paying no more than, and is receiving no less than, “adequate consideration” in connection with the transaction and (y) neither we nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice with respect to the assets of the Plan which such fiduciary is using to purchase, both of which are necessary preconditions to reliance on the Service Provider Exemption. If we or any of our affiliates provides fiduciary investment management services with respect to a Plan’s acquisition of the notes, the Service Provider Exemption may not be available, and in that case, other exemptive relief would be required as precondition for purchasing the notes. Any Plan fiduciary considering reliance on the Service Provider Exemption is encouraged to consult with counsel regarding the availability of the exemption. There can be no assurance that any of the foregoing exemptions will be available with respect to any particular transaction involving the notes, or that, if an exemption is available, it will cover all aspects of any particular transaction.

Because we or our affiliates may be considered to be a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is not otherwise prohibited. Except as otherwise set forth in any applicable pricing supplement, by its purchase of any notes, each purchaser (whether in the case of the initial purchase or in the case of a subsequent transferee) will be deemed to have represented and agreed by its purchase and holding of the notes offered hereby that either (i) it is not and for so long as it holds a note, it will not be a Plan, a Plan Asset Entity, or a Non-ERISA Arrangement, or (ii) its purchase and holding of the notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or, in the case of such a Non-ERISA Arrangement, under any Similar Laws.

In addition, any purchaser that is a Plan or a Plan Asset Entity or that is acquiring the notes on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that (a) neither we nor any of our respective affiliates or agents are a “fiduciary” (under Section 3(21) of ERISA), or under any final or proposed regulations thereunder, or with respect to a non-ERISA Arrangement under any Similar Laws with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by us or our affiliates or agents of any rights in connection with the notes, (b) no advice provided by us or any of our affiliates or agents has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the notes and the transactions contemplated with respect to the notes, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates or agents to the purchaser with respect to the notes is not intended by us or any of our affiliates or agents to be impartial investment advice and is rendered in our or our affiliates’ or agents’ capacity as a seller of such notes and not a fiduciary to such purchaser.

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Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the Service Provider Exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of notes have exclusive responsibility for ensuring that their purchase and holding of notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

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VALIDITY OF THE NOTES

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated April 27, 2017, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated April 27, 2017.

In the opinion of Morrison & Foerster LLP, when the pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated April 27, 2017, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated April 27, 2017.

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